    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 1994
                                                       REGISTRATION NO.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                ---------------
                           TELE-COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

        DELAWARE                      4841                    84-1260157
    (STATE OR OTHER        (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
      JURISDICTION         CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)
   OF INCORPORATION OR           5619 DTC PARKWAY
     ORGANIZATION)        ENGLEWOOD, COLORADO 80111-3000
                                  (303) 267-5500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                             STEPHEN M. BRETT, ESQ.
                           TELE-COMMUNICATIONS, INC.
                                TERRACE TOWER II
                                5619 DTC PARKWAY
                         ENGLEWOOD, COLORADO 80111-3000
                                 (303) 267-5500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPIES TO:
     ROBERT W. MURRAY JR., ESQ.              NORMAN D. SLONAKER, ESQ.
       BAKER & BOTTS, L.L.P.                       BROWN & WOOD
          885 THIRD AVENUE                    ONE WORLD TRADE CENTER
   NEW YORK, NEW YORK 10022-4834           NEW YORK, NEW YORK 10048-0557
           (212) 705-5000                         (212) 839-5300

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [_]
                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                              PROPOSED       PROPOSED
                                                              MAXIMUM         MAXIMUM       AMOUNT OF
          TITLE OF EACH CLASS OF             AMOUNT TO BE  OFFERING PRICE    AGGREGATE     REGISTRATION
       SECURITIES TO BE REGISTERED            REGISTERED      PER UNIT    OFFERING PRICE       FEE
- -------------------------------------------------------------------------------------------------------
Depositary Shares.........................            (1)          (2)    $575,000,000(3)    $198,276
- -------------------------------------------------------------------------------------------------------
   % PRIDES, Convertible Preferred Stock,
 Series F, par value $.01 per share.......            (1)       N/A             N/A            N/A
- -------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $1.00 per
 share, reserved for issuance upon conver-
 sion or redemption of the   % PRIDES,
 Convertible Preferred Stock, Series F....            (4)       N/A             N/A            N/A
- -------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) An indeterminate number of Depositary Shares and related   % PRIDES,
    Convertible Preferred Stock, Series F equal to the Proposed Maximum
    Aggregate Offering Price of the Depositary Shares (which assumes exercise of the Underwriters' over-allotment option) divided by the actual initial offering price to the public per Depositary Share.
(2) The initial offering price per Depositary Share will depend, in part, on the market prices of the Class A Common Stock at the time the initial offering price to the public of the Depositary Shares and related %
    PRIDES, Convertible Preferred Stock, Series F, is determined.
(3) Assumes exercise of the Underwriters' over-allotment option.
(4) An indeterminate number of shares of Class A Common Stock issuable upon, or in connection with, the conversion or redemption of the Depositary Shares and related % PRIDES, Convertible Preferred Stock, Series F, including shares of Class A Common Stock issuable in respect of accrued and unpaid dividends and additional shares of Class A Common Stock that may become issuable as a consequence of adjustments to the Common Equivalent Rate and Optional Conversion Rate (the respective rates at which a Depositary Share and related % PRIDES, Convertible Preferred Stock, Series F, are mandatorily or voluntarily convertible into shares of Class A Common
    Stock).

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR   +
+THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THE        +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED NOVEMBER 1, 1994
PROSPECTUS
- ----------
                          22,000,000 DEPOSITARY SHARES

                           TELE-COMMUNICATIONS, INC.

            EACH REPRESENTING A ONE-HUNDREDTH INTEREST IN A SHARE OF
                                    % PRIDESSM

        CONVERTIBLE PREFERRED STOCK, SERIES F, PAR VALUE $.01 PER SHARE
                                  ----------
  Each of the Depositary Shares offered hereby (the "Depositary Shares") represents a one-hundredth interest in a share of Preferred Redeemable
Increased Dividend Equity SecuritiesSM,    % PRIDESSM, Convertible Preferred
Stock, Series F ("PRIDES"), of Tele-Communications, Inc. (the "Company") to be deposited with Shawmut Bank Connecticut, National Association, as the
Depositary, and entitles the holder to that proportion of all the rights, preferences, and privileges of the share of PRIDES represented thereby.
  The annual dividend payable with respect to each Depositary Share is $
(being one-hundredth of the annual dividend rate of $     for each share of
PRIDES). Dividends will be cumulative from the date of issuance and will be payable quarterly in arrears on each February 15, May 15, August 15 and
November 15, commencing February 15, 1995. The liquidation preference applicable to each Depositary Share (being one-hundredth of the liquidation preference for each share of PRIDES) is equal to the sum of (i) the per share price to the public shown below, and (ii) one-hundredth of the amount of accrued and unpaid dividends on each share of PRIDES.
  On November 15, 1999 (the "Mandatory Conversion Date"), unless either previously redeemed or converted at the option of the holder, each of the outstanding Depositary Shares will mandatorily convert into (i) one share of
Class A Common Stock, par value $1.00 per share, of the Company (the "Class A Common Stock"), subject to adjustment in certain events, and (ii) the right to receive an amount in cash equal to all accrued and unpaid dividends with respect to each Depositary Share.
  Shares of PRIDES (and the related Depositary Shares) are not redeemable prior to November 15, 1997. At any time and from time to time on or after November
15, 1997 until immediately prior to the Mandatory Conversion Date, the Company may redeem any or all of the outstanding shares of PRIDES (and thereby the related Depositary Shares). Upon any such redemption, each holder will receive, in exchange for each Depositary Share so redeemed, the number of shares of
Class A Common Stock equal to the sum of (i) $        (equivalent to $
for each share of PRIDES), declining after February 14, 1998 as set forth
herein to $        (equivalent to $       for each share of PRIDES) on October
15, 1998 and until the Mandatory Conversion Date, and (ii) all accrued and unpaid dividends thereon (the "Call Price"), divided by the Current Market
Price (as defined herein) on the applicable date of determination, but in no
event less than      of a share of Class A Common Stock. At any time prior to
the Mandatory Conversion Date, unless previously redeemed, each of the
Depositary Shares is convertible at the option of the holder thereof into of a share of Class A Common Stock (equivalent to a conversion price of $
per share of Class A Common Stock (the "Conversion Price")), subject to adjustment in certain events. The number of shares of Class A Common Stock a holder will receive upon redemption, and the value of the shares received upon conversion, will vary depending on the market price of the Class A Common Stock from time to time, all as set forth herein.
  As of the date of this Prospectus, the Company has not paid and does not intend to pay cash dividends on the Class A Common Stock, whereas dividends will accrue on the PRIDES (and thereby on the Depositary Shares) at the rate of
   % per annum. The opportunity for equity appreciation afforded by an investment in the Depositary Shares (and in the PRIDES represented thereby) is less than that afforded by an investment in the Class A Common Stock because the Conversion Price is higher than the per share price to the public of the Depositary Shares and the Company may, at its option, redeem the shares of
PRIDES (and thereby the Depositary Shares) at any time on or after November 15, 1997 and prior to the Mandatory Conversion Date, and may be expected to do so if, among other circumstances, the Current Market Price of the Class A Common Stock exceeds the Call Price. For a detailed description of the terms of the shares of PRIDES and the Depositary Shares, see "Description of PRIDES" and "Description of Depositary Shares."
  SEE "CERTAIN CONSIDERATIONS" FOR CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE DEPOSITARY SHARES OFFERED HEREBY.
  Application has been made to list the Depositary Shares on the Nasdaq
National Market. On October 31, 1994, the last reported sale price of the Class
A Common Stock on the Nasdaq National Market was $22 5/8 per share.
                                  ----------
THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                            PRICE TO  UNDERWRITING PROCEEDS TO
                                            PUBLIC(1) DISCOUNT(2)  COMPANY(1)(3)
- --------------------------------------------------------------------------------
Per Depositary Share......................    $          $             $
- --------------------------------------------------------------------------------
Total(4)..................................   $          $             $
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) Plus accrued dividends, if any, from the date of issue.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $     .
(4) The Company has granted to the Underwriters an option exercisable within 30 days after the date of this Prospectus to purchase up to 3,300,000 additional Depositary Shares to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $        , $         and $       ,
    respectively. See "Underwriting."
                                  ----------
  The Depositary Shares are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Depositary Shares will be made in New York, New York on or
about November   , 1994.
SMService mark of Merrill Lynch & Co., Inc.
                                  ----------
MERRILL LYNCH & CO.
                                CS FIRST BOSTON
                                                           MORGAN STANLEY & CO.
                                                    INCORPORATED
                                  ----------
               The date of this Prospectus is November   , 1994.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEPOSITARY SHARES OFFERED HEREBY OR THE UNDERLYING PRIDES OR THE CLASS A COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THE OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CLASS A COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

  The Company was incorporated in 1994 under the name "TCI/Liberty Holding Company" for the purpose of combining the Company's predecessor, Tele-Communications, Inc. (renamed "TCI Communications, Inc." and referred to herein as "TCIC"), and Liberty Media Corporation ("Liberty"). On August 4, 1994 the mergers (the "TCI/Liberty Combination") of TCIC and Liberty with separate wholly-owned subsidiaries of the Company were consummated in a tax-free transaction and each of TCIC and Liberty became wholly-owned subsidiaries of the Company. In connection with the TCI/Liberty Combination, the Company changed its name to Tele-Communications, Inc. and TCIC changed its name to TCI Communications, Inc. UNLESS THE CONTEXT INDICATES OTHERWISE, AS USED IN THIS PROSPECTUS THE TERM "COMPANY" MEANS, ON AND AFTER AUGUST 4, 1994, TELE-COMMUNICATIONS, INC. (FORMERLY NAMED "TCI/LIBERTY HOLDING COMPANY") AND, BEFORE AUGUST 4, 1994, TCIC (FORMERLY NAMED "TELE-COMMUNICATIONS, INC."), AND THEIR RESPECTIVE CONSOLIDATED SUBSIDIARIES.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The Company hereby incorporates in this Prospectus by reference the following documents filed with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended by Form 10-K/A (Amendment 1) (Commission File No. 0-5550), (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, as amended by Form 10-Q/A (Amendment 1) (Commission File No. 0-5550), (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 (Commission File No. 0-5550), (iv) the Company's Current Reports on Form 8-K dated February 15, 1994, February 25, 1994, April 6, 1994 and May 27, 1994, as amended by Form 8-K/A (Amendment 1) (Commission File No. 0-5550), and (v) the Company's Current Reports on Form 8-K dated August 5, 1994, August 18, 1994, August 26, 1994 and October 27, 1994 (Commission File No. 0-20421).

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Depositary Shares described in this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Such requests should be addressed to Stephen M. Brett, Esq., Executive Vice President and General Counsel, Tele-Communications, Inc., Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111-3000; telephone (303) 267-5500.

                                    SUMMARY

  The following summary information should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements appearing elsewhere in this Prospectus or incorporated by reference herein. Unless otherwise indicated, all information in this Prospectus assumes that the over-allotment option granted to the Underwriters will not be exercised.

                                  THE COMPANY

  The Company, through its subsidiaries and affiliates, is principally engaged in the construction, acquisition, ownership and operation of cable television systems and the provision of satellite-delivered video entertainment, information and home shopping programming services to various video distribution media, principally cable television systems. The Company believes that, measured by the number of basic subscribers, it is the largest provider of cable television services in the United States. At June 30, 1994, the Company operated cable television systems serving approximately 11.8 million basic subscribers (after giving pro forma effect to the TCI/Liberty Combination and the proposed merger with TeleCable Corporation). See "Recent Developments." In addition, at December 31, 1993, the Company's affiliates, accounted for under the equity method, provided cable television services to approximately
4.7 million basic subscribers. The Company is also an investor in new television and telecommunications ventures and technologies. The Company is a Delaware corporation and its executive offices are located at Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111-3000; telephone (303) 267-5500.

                                  THE OFFERING

SECURITIES............  Depositary Shares, each such share representing a one-
                        hundredth interest in a share of PRIDES and entitling the holder to that portion of all the rights, preferences and privileges of a share of PRIDES (including dividend, voting, conversion and liquidation rights and preferences). The Depositary Shares mandatorily convert into shares of Class A Common Stock on November 15, 1999 (the "Mandatory Conversion Date"), and the Company has the option to redeem the shares of PRIDES (and the related Depositary Shares), in whole or in part, at any time and from time to time on or after November 15, 1997, and prior to the Mandatory Conversion Date at the Call Price (as defined herein), payable in shares of Class A Common Stock. In addition, the PRIDES are convertible into shares of Class A Common Stock at the option of the holder at any time prior to the Mandatory Conversion Date as set forth below.

DIVIDENDS.............  Holders of Depositary Shares will be entitled to receive annual cumulative cash dividends at a rate per
                        annum of      % of the stated value (equivalent to a
                        rate of $      per annum for each Depositary Share),
                        from the date of initial issuance, payable quarterly in arrears on each February 15, May 15, August 15 and November 15 or if any such date is not a business day, on the next succeeding business day commencing February 15, 1995. See "Description of Depositary Shares-- Dividends and other Distributions."

MANDATORY CONVERSION..  On the Mandatory Conversion Date, unless previously redeemed or converted, each outstanding Depositary Share will mandatorily convert into (i) one share of Class A Common Stock, subject to adjustment in certain events, and (ii) the right to receive cash in an amount equal to all accrued and unpaid dividends with respect to such Depositary Share (other than previously declared dividends payable to a holder of record as of a prior date). See "Description of PRIDES--Mandatory Conversion of PRIDES" and "Description of Depositary Shares--Dividends and other Distributions." The value of the Class A Common Stock that may be received by holders of Depositary Shares upon their mandatory conversion may be more or less than the amount paid for the Depositary Shares offered hereby due to market fluctuations in the price of the Class A Common Stock.

OPTIONAL REDEMPTION...  Shares of PRIDES and the related Depositary Shares are not redeemable prior to November 15, 1997. At any time and from time to time on or after November 15, 1997, and ending immediately prior to the Mandatory Conversion Date, the Company may redeem any or all of the outstanding shares of PRIDES and thereby the related Depositary Shares. Upon any such redemption, each holder of a Depositary Share will receive, in exchange for each Depositary Share so redeemed, the number of shares of Class A Common Stock equal to the
                        sum of (i) $            (equivalent to $       for each
                        share of PRIDES), declining after February 14, 1998 as
                        set forth herein to $            (equivalent to $
                        for each share of PRIDES) on October 15, 1998 and thereafter until the Mandatory Conversion Date and (ii) all accrued and unpaid dividends thereon (the "Call Price"), divided by the Current Market Price (as defined herein) on the applicable date of
                        determination, but in no event less than     of a share
                        of Class A Common Stock. The Company may elect to pay accrued and unpaid dividends to the redemption date in cash, in which case such dividends would not be included in the foregoing calculation. See "Description of PRIDES--Optional Redemption" and "Description of Depositary Shares--Conversion and Call Provisions." The number of shares of Class A Common Stock to be delivered in payment of the applicable Call Price will be determined on the basis of the Current Market Price of the Class A Common Stock prior to the announcement of the redemption, and the market price of the Class A Common Stock may vary between the date of such determination and the subsequent delivery of such shares.

CONVERSION AT THE
 OPTION OF THE
 HOLDER...............
                        At any time prior to the Mandatory Conversion Date, unless previously redeemed, each Depositary Share is convertible at the option of the holder thereof into
                            of a share of Class A Common Stock for each
                        Depositary Share (the "Optional Conversion Rate"),
                        equivalent to a conversion price of $      per share of
                        Class A Common Stock (the "Conversion Price"), subject to adjustment as described herein. See "Description of PRIDES--Conversion Adjustments" and "Description of Depositary Shares--Conversion and Call Provisions." The number of shares of Class A Common Stock a holder will receive upon redemption, and the value of the shares received upon conversion, will vary depending on the market price of the Class A Common Stock from time to time, all as set forth herein. The right of holders to convert shares of PRIDES called for redemption (and the related Depositary Shares) will terminate immediately prior to the close of business on the redemption date. See "Description of

                        PRIDES--Conversion at the Option of the Holder" and "Description of Depositary Shares--Dividends and other Distributions."

ENHANCED DIVIDEND
 YIELD; LESS EQUITY
 APPRECIATION THAN
 CLASS A COMMON
 STOCK................
                        As of the date of this Prospectus, the Company has not paid and does not intend to pay cash dividends on the Class A Common Stock, whereas dividends will accrue on
                        the shares of PRIDES at the rate of    % per annum. The
                        opportunity for equity appreciation afforded by an investment in the Depositary Shares is less than that afforded by an investment in the Class A Common Stock because the Conversion Price is higher than the per share price to the public of the Depositary Shares and the Company may, at its option, redeem the shares of PRIDES (and thereby the Depositary Shares) at any time on or after November 15, 1997, and prior to the Mandatory Conversion Date, and may be expected to do so if, among other circumstances, the Current Market Price of the Class A Common Stock after November 15, 1997 exceeds the Call Price. In such event, a holder of a Depositary Share will receive less than one share of
                        Class A Common Stock, but no less than     of a share
                        of Class A Common Stock. A holder may also surrender for conversion any Depositary Shares called for redemption up to the close of business on the redemption date, and a holder that so elects to convert
                        will receive     of a share of Class A Common Stock per
                        Depositary Share. The per share value of the Class A Common Stock received by a holder of a Depositary Share may be more or less than the per share amount paid for the Depositary Shares offered hereby, due to market fluctuations in the price of the Class A Common Stock. See "Description of PRIDES--Enhanced Dividend Yield; Less Equity Appreciation Than Class A Common Stock" and "Description of Depositary Shares--Dividends and other Distributions."

VOTING RIGHTS.........  The holders of shares of PRIDES will have the right, with the holders of Class A Common Stock and the Company's Class B Common Stock, par value $1.00 per share ("Class B Common Stock" and, collectively with the Class A Common Stock, the "Common Stock"), to vote in the election of Directors to the Company's Board of Directors and upon each other matter coming before any meeting of the holders of Common Stock on the basis of 4/5 of a vote for each Depositary Share (equivalent to 80 votes for each share of PRIDES). On any such matter, the holders of shares of PRIDES and the holders of Common Stock will vote together as one class (and with the holders of any other class or series of the Company's preferred stock entitled to vote as a class with the Common Stock on such matter) except as otherwise provided by law or the Company's Restated Certificate of Incorporation. In addition, (i) whenever dividends on the shares of PRIDES or any other class or series of the Company's preferred stock ranking on a parity with the PRIDES (all such classes and series, including the shares of PRIDES, being hereinafter called "Parity Stock") shall be in arrears and unpaid for six quarterly dividend periods, and in certain other circumstances, the holders of the shares of PRIDES (voting separately as a class with the holders of all other series of outstanding Parity Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote, on the basis of 100 votes for each share of PRIDES (equivalent to one vote for each Depositary Share), for the election of two Preferred Stock Directors (as defined herein) of the Company, these Directors to be in addition to the number of Directors constituting the Board of Directors immediately prior to the accrual of such right, and
                        (ii) the holders of the shares of PRIDES will have voting rights with respect to certain alterations of the Company's Restated Certificate of Incorporation and certain other matters, voting on the same basis or separately as a series. The owners of Depositary Shares will be entitled to direct the voting of the shares of PRIDES represented thereby. See "Description of PRIDES--Voting Rights," "Description of Capital Stock-- Common Stock" and "Description of Depositary Shares-- Voting of PRIDES."

LIQUIDATION
 PREFERENCE AND
 RANKING..............
                        The shares of PRIDES will rank (i) senior in right and priority of payment to the Class A Common Stock, the Class B Common Stock, and the Company's Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock ("Class B Preferred Stock") and (ii) on a parity with the Company's Class A Preferred Stock, Convertible Preferred Stock, Series C ("Series C Preferred Stock"), and Redeemable Convertible Preferred Stock, Series E ("Series E Preferred Stock"), as to payment of dividends, rights of redemption and rights on liquidation. The liquidation preference of each share of PRIDES is an amount equal to the sum of (i) the stated liquidation preference, being 100 times the price to the public per Depositary Share shown on the cover page of this Prospectus (equivalent to a stated liquidation preference per Depositary Share of an amount equal to such price to the public) and (ii) all accrued and unpaid dividends thereon. See "Description of PRIDES--Dividends" and "--Liquidation Rights" and "Description of Depositary Shares."

NASDAQ NATIONAL
 MARKET SYMBOL OF
 CLASS A COMMON
 STOCK................
                        TCOMA

LISTING...............  Application has been made to list the Depositary Shares on the Nasdaq National Market under the symbol "TCOMO."

USE OF PROCEEDS.......  The net proceeds from the sale of the Depositary Shares offered hereby will be used, together with internally generated funds, for general corporate purposes, which may include funding for the Company's present and future (i) investments, both domestic and international, in cable, satellite and telephony distribution systems and related ventures, (ii) programming investments and (iii) developmental expenses and investments in new telecommunications technologies and related programming. To the extent the net proceeds are not immediately used for such purposes, they will initially be used to reduce outstanding indebtedness on a reducing revolving loan that matures on December 31, 1999. See "Use of Proceeds" and "Recent Developments."

                             CERTAIN CONSIDERATIONS

  The following factors, among others, should be considered carefully before making an investment decision with respect to the Depositary Shares.

  Losses. The Company incurred a net loss in each of the last three fiscal years and losses from continuing operations in the fiscal years ended December 31, 1993 and December 31, 1991. The Company had net earnings for the six-month periods ended June 30, 1994 and 1993. Notwithstanding the losses it has incurred, the Company has been able to, and expects to continue to be able to, satisfy its debt service and other obligations as and when they become due. The Company's operating income before depreciation, amortization and other non-cash credits or charges ($1,858 million, $1,637 million and $1,430 million for the years ended December 31, 1993, 1992 and 1991, respectively, and $902 million and $939 million for the six months ended June 30, 1994 and 1993, respectively) has historically been sufficient to cover its interest expense ($731 million, $718 million and $826 million for the years ended December 31, 1993, 1992 and 1991, respectively, and $363 million for each of the six-month periods ended June 30, 1994 and 1993). The Company's interest coverage ratio for the years ended December 31, 1993, 1992 and 1991 was 254%, 228%, and 173%, respectively, and for the six months ended June 30, 1994 and 1993 was 248% and 259%, respectively.

  Ratios of Earnings to Combined Fixed Charges and Preferred Stock
Dividends. The ratio of earnings to combined fixed charges and preferred stock dividends was less than 1.00 for the years ended December 31, 1991, 1990 and 1989 as earnings available for combined fixed charges and preferred stock dividends were inadequate to cover combined fixed charges and preferred stock dividends for such periods. The amounts of the coverage deficiencies for the years ended December 31, 1991, 1990 and 1989 were $177,000,000, $399,000,000 and $430,000,000, respectively. On a pro forma basis, the effect of the (i) issuance and sale of the 22,000,000 Depositary Shares (representing 220,000 shares of PRIDES) offered hereby, (ii) the TCI/Liberty Combination and (iii) the proposed merger with TeleCable Corporation would change the historical ratios of earnings to combined fixed charges and preferred stock dividends for
the six months ended June 30, 1994 from 1.18 to    and for the year ended
December 31, 1993 from 1.22 to    . For the ratio calculations, earnings
available for combined fixed charges and preferred stock dividends consist of earnings (losses) before income taxes plus combined fixed charges and preferred stock dividends (minus capitalized interest), distributions from and (earnings) losses of less than 50%-owned affiliates with debt not guaranteed by the Company (net of earnings not distributed of less than 50%-owned affiliates), and minority interest in earnings (losses) of consolidated subsidiaries (other than preferred stock dividend requirements). Combined fixed charges and preferred stock dividends consist of (i) interest (including capitalized interest) on indebtedness, excluding interest to 50%-owned affiliates, (ii) the Company's proportionate share of interest of 50%-owned affiliates, (iii) that portion of rental expense the Company believes to be representative of interest (one-third of rental expense), (iv) amortization of deferred debt expense, (v) that portion of minority interest in earnings of consolidated subsidiaries that represents preferred stock dividend requirements, excluding preferred stock dividend requirements to 50%-owned affiliates, (vi) preferred stock dividend requirements of 50%-owned affiliates, other than amounts to the Company and
(vii) on a pro forma basis, preferred stock dividend requirements of the Company relating to the PRIDES, less the reduction in interest expense resulting from the repayment of indebtedness with proceeds from the PRIDES. The Company has guaranteed the debt of certain less than 50%-owned affiliates and certain other entities in which it has an interest. Fixed charges of $13,833,000, $2,517,000, $506,000, $710,000, and $745,000 relating to such guarantees for the years ended December 31, 1993, 1992, 1991, 1990 and 1989 respectively, and fixed charges of $5,927,000 and $1,258,000 relating to such guarantees for the six months ended June 30, 1994 and 1993, respectively, and, on a pro forma basis, fixed charges of $6,913,000 and $14,365,000 relating to such guarantees for the six months ended June 30, 1994 and for the year ended December 31, 1993, respectively, have not been included in fixed charges.

  Holding Company Structure; Restrictions on Dividends. The Company is a holding company and its assets consist solely of investments in its subsidiaries. All of the consolidated liabilities of the Company have been incurred by its subsidiaries. The Company's rights, and therefore the extent to which the holders of the PRIDES will be able to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization, will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary (in which case the claims of the Company would still be subject to the prior claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary that is senior to that held by the Company).

  The Company's ability to pay dividends on the PRIDES, and on any other classes and series of Parity Stock, is dependent upon the ability of the Company's subsidiaries to distribute amounts to the Company in the form of dividends, loans or advances or in the form of repayment of loans and advances from the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay the dividends on the PRIDES or to make any funds available therefor, whether by dividends, loans or other payments. The payment of dividends, loans or advances to the Company by its subsidiaries may be subject to statutory or regulatory restrictions, is contingent upon the cash flows generated by those subsidiaries and is subject to various business considerations. Further, certain of the Company's subsidiaries are subject to loan agreements that prohibit or limit the transfer of funds by such subsidiaries to the Company in the form of dividends, loans, or advances and require that such subsidiaries' indebtedness to the Company be subordinate to the indebtedness under such loan agreements. The Company's subsidiaries currently have the ability to transfer funds to the Company in amounts exceeding the Company's dividend requirement on the PRIDES. The amount of net assets of subsidiaries subject to such restrictions exceeds the Company's consolidated net assets. See "Price Range of Class A Common Stock and Dividends."

                                  THE COMPANY

  Since the early 1950's, the Company and its predecessors, through its subsidiaries and affiliates, have been principally engaged in the construction, acquisition, ownership and operation of cable television systems and, more recently, in the provision of satellite delivered programming services to various distribution media, principally cable television systems. The Company has become involved, as an investor and developer, in new television and telecommunications ventures and technologies. The Company is organized into four business units: Domestic Cable and Communications; Programming; International Cable and Programming; and Technology/Venture Capital.

DOMESTIC CABLE AND COMMUNICATIONS

  Based on the number of basic subscribers served by the Company and its affiliates, the Company is the largest provider of cable television services in the United States. At June 30, 1994, the Company, through its subsidiaries, operated cable television systems serving approximately 11.8 million basic subscribers throughout the continental United States and Hawaii (after giving pro forma effect to the TCI/Liberty Combination and the proposed merger with TeleCable Corporation). In addition, at December 31, 1993, the Company's affiliates, accounted for under the equity method, provided cable television services to approximately 4.7 million basic subscribers. Through the current and planned upgrade of its cable plant, including the utilization of fiber optic cable, the Company expects to reduce expenses by improving system reliability and to increase revenues through added channel capacity and services. The system upgrades are an important element in the Company's efforts to develop additional revenue opportunities, including opportunities involving telephony and interactive services.

  In addition to its owned and operated cable television systems, the Company has an investment, along with other cable television operators, in Teleport Communications Group, Inc., the nation's largest competitive access provider, and intends to further expand its telephony investments as permitted by applicable federal and state regulatory authorities. The Company also has an investment in Primestar Partners, a direct broadcast satellite service.

PROGRAMMING

  The Company, through its subsidiaries and affiliates, provides satellite-delivered video entertainment, information and home shopping television services to video distribution outlets, including cable television systems, broadcast television stations and home satellite networks. The Company has ownership interests in several domestic programming businesses, including Turner Broadcasting System, Inc.; Discovery Communications, Inc.; Home Shopping Network Inc.; QVC, Inc.; Encore Media Corporation; BET Holdings, Inc.; International Family Entertainment; E! Entertainment Television; and two national and 15 regional sports networks. Recently, the Company launched STARZ!, a first-run premium programming service. The Company is also the owner of Netlink USA, one of the larger providers of programming packages to home satellite dish owners.

INTERNATIONAL CABLE AND PROGRAMMING

  The Company has significant investments in cable and telecommunications operations and television programming in international markets. The Company seeks to invest in markets with favorable regulatory environments and attractive growth opportunities. Among its overseas investments, the Company has a 50% interest in TeleWest Communications plc ("TeleWest"), a joint venture with U S WEST Communications, Inc. TeleWest provides cable television and residential and business cable telephony in the United Kingdom. The Company also has a majority interest in Flextech plc, which provides television programming in the United Kingdom through its interests in Bravo, The Children's Channel, UK Gold, UK Living and The Family Channel UK. Through certain other joint ventures, the Company has interests in cable television systems and television programming in Hungary, Norway, Sweden, Israel, Ireland, Malta, France, Chile, Puerto Rico, the Dominican Republic, New Zealand, Australia, Singapore and Japan.

TECHNOLOGY/VENTURE CAPITAL

  The Company is an investor in companies and joint ventures involved in developing and providing programming for new television and telecommunications technologies. Current investments and technologies under development include interactive and set-top box technology, new programming networks, entertainment software and other services for wireline and wireless switched broadband interactive networks. The Company has formed a joint venture with Sega of America and Time Warner Entertainment, L.P. to develop and market the first video game channel, called "The Sega Channel." More recently, the Company has made investments in TSX Corporation, a producer of communications equipment, and Interactive Network, Inc., a developer of interactive television programming systems. The Company has announced a proposed investment in Acclaim Entertainment, Inc. ("Acclaim") and the formation of a joint venture with Acclaim that will develop, acquire and distribute games and other interactive entertainment software over various telecommunications networks. The Company has also been at the forefront of digital compression technology and is a founder of the National Digital Television Center, a provider of digital compression services.

                              RECENT DEVELOPMENTS

  On August 4, 1994, the TCI/Liberty Combination was consummated. As a result of the TCI/Liberty Combination, TCIC and Liberty, which prior to the TCI/Liberty Combination were each separate publicly held companies, became wholly-owned subsidiaries of the Company and the stockholders of TCIC and Liberty became stockholders of the Company in a tax-free transaction.

  On August 8, 1994, the Company, TCIC and TeleCable Corporation ("TeleCable") entered into a definitive merger agreement whereby TeleCable will be merged with and into TCIC (the "TeleCable Merger"). At June 30, 1994, TeleCable operated cable television systems that served approximately 740,000 basic subscribers in 15 states. The aggregate $1.6 billion purchase price (which is subject to adjustment at the closing of the TeleCable Merger) will be satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of approximately 42 million shares of Class A Common Stock and 1 million shares of a new series of preferred stock to be designated "Convertible Preferred Stock, Series D" (the "Series D Preferred Stock"), with an aggregate initial liquidation value of $300 million. The Series D Preferred Stock will accrue dividends at a rate of 5.5% per annum, will be convertible into 10 million shares of Class A Common Stock and will be redeemable by the Company after five years, or the holder can cause the Company to redeem after ten years, from the date it is issued. See "Description of Capital Stock--Preferred Stock." Consummation of the TeleCable Merger is subject to various franchise and other governmental approvals and the approval of TeleCable's shareholders.

  On October 25, 1994, the Company, Comcast Corporation ("Comcast"), Cox Cable Communications, Inc. ("Cox") and Sprint Corporation (collectively, the "Venture Participants") announced a joint venture to offer domestic local, long distance, wired and wireless telephone services. The Venture Participants have signed definitive wireless agreements and created partnerships ("Wireless Partnerships") to bid jointly for broadband personal communications services
(PCS) licenses that the FCC will auction in a series of simultaneous multiple round auctions commencing in December 1994. The parties have also agreed to work together to develop definitive agreements for their local wired telephone activities. The Venture Participants intend that Teleport Communications Group, Inc. (and certain affiliated entities), which is owned by several cable television operators (including the Company, Comcast and Cox) and is the nation's largest competitive access provider, will be contributed to the venture. The Venture Participants' ability to offer an integrated package of voice, video and data services is subject in most states to receipt of certain regulatory consents and approvals and/or the modification or repeal of existing legislative barriers.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Depositary Shares
offered hereby, after deducting expenses, will be $       ($       if the
Underwriters' over-allotment option is exercised in full). The net proceeds from this offering will be used, together with internally generated funds, for general corporate purposes, which may include funding of current and future (i) investments, both domestic and international, in cable, satellite and telephony distribution systems and related ventures (including funding for the Company's capital and other financial commitments to the Wireless Partnerships), (ii) programming investments and (iii) developmental expenses and investments in new telecommunications technologies and related programming.

  To the extent the net proceeds are not immediately applied for such purposes, they will initially be used to reduce outstanding indebtedness on a reducing revolving loan that matures on December 31, 1999. The current interest rate on such indebtedness is 5.3% and the loan was originated pursuant to a Credit Agreement, dated December 22, 1993, between the Company and the banks signatory to the Credit Agreement.

                                 CAPITALIZATION

  The following table sets forth (a) the historical capitalization of the Company and its consolidated subsidiaries at June 30, 1994, (b) the pro forma capitalization of the Company and its consolidated subsidiaries at June 30, 1994 reflecting (i) the issuance of Class A Common Stock and the issuance of Class B Preferred Stock in connection with the TCI/Liberty Combination and (ii) the assumed issuance of Class A Common Stock and Series D Preferred Stock and assumption of certain debt in connection with the TeleCable Merger (see "Recent Developments"), and (c) the pro forma capitalization adjusted to reflect (i) the issuance and sale of the Depositary Shares offered hereby (assuming no exercise of the Underwriters' over-allotment option) and (ii) the initial application of the net proceeds to reduce indebtedness outstanding under one of the Company's reducing revolving loans pending their later use as set forth under "Use of Proceeds." The following should be read in conjunction with the Company's consolidated financial statements and the notes thereto.

                                                        JUNE 30, 1994
                                              ---------------------------------
                                              AS REPORTED PRO FORMA AS ADJUSTED
                                              ----------- --------- -----------
                                                        (IN MILLIONS)
Total Debt...................................   $10,111    10,626
Minority interests in equity of consolidated
 subsidiaries................................       318       416        416
Series D Redeemable Preferred Stock..........       --        300        300
Stockholders' equity:
  Class B Preferred Stock....................       --        --         --
  PRIDES.....................................       --        --
  Class A Common Stock.......................       483       611        611
  Class B Common Stock.......................        47        89         89
  Additional paid-in capital.................     2,310     3,692
  Cumulative foreign currency translation
   adjustment................................       (14)      (14)       (14)
  Unrealized holding gains for available-for-
   sale securities...........................       128       370        370
  Note receivable from related party.........       --        (15)       (15)
  Accumulated deficit........................      (310)     (310)      (310)
  Treasury stock, at cost....................      (333)     (545)      (545)
                                                -------    ------     ------
  Total stockholders' equity.................     2,311     3,878
                                                -------    ------     ------
    Total capitalization.....................   $12,740    15,220
                                                =======    ======     ======

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following table sets forth selected historical financial data for the Company for the six-month periods ended June 30, 1994 and 1993 and for each of the five fiscal years in the period ended December 31, 1993. The table also sets forth selected unaudited pro forma balance sheet data for the Company as of June 30, 1994, giving pro forma effect to the TCI/Liberty Combination and the TeleCable Merger as if such transactions had occurred as of June 30, 1994, and selected unaudited pro forma statement of operations data for the Company for the six months ended June 30, 1994 and for the year ended December 31, 1993, giving pro forma effect to the TCI/Liberty Combination and the TeleCable Merger as if the same had occurred prior to January 1, 1993. See "Recent Developments." The pro forma financial data are not necessarily indicative of the financial position or results of operations that would have been obtained had the TCI/Liberty Combination and the TeleCable Merger been effective at or prior to such assumed dates, or of the future results of operations of the Company. The following information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto of the Company and the unaudited condensed pro forma financial statements and notes thereto of the Company incorporated by reference in this Prospectus.

                           SIX MONTHS ENDED
                               JUNE 30,                  YEAR ENDED DECEMBER 31,
                         ----------------------  -------------------------------------------
                         PRO FORMA               PRO FORMA
                           1994    1994   1993     1993    1993   1992   1991   1990   1989
                         --------- -----  -----  --------- -----  -----  -----  -----  -----
                               (IN MILLIONS, EXCEPT PER SHARE AND RATIO AMOUNTS)
SUMMARY OF OPERATIONS
 DATA:
 Revenue................  $2,927   2,141  2,060    5,649   4,153  3,574  3,214  2,940  2,358
 Operating, selling,
  general and
  administrative
  expenses..............  $1,909   1,239  1,121    3,605   2,295  1,937  1,784  1,678  1,343
 Depreciation and
  amortization..........  $  554     481    443    1,062     911    764    756    716    560
 Operating income.......  $  493     439    493      940     916    864    674    546    455
 Earnings (loss) from:
   Continuing
    operations..........  $   45      38     79      (33)     (7)     7    (78)  (191)  (262)
   Discontinued
    operations..........     --      --     --       --      --     (15)   (19)   (63)    (3)
                          ------   -----  -----    -----   -----  -----  -----  -----  -----
                              45      38     79      (33)     (7)    (8)   (97)  (254)  (265)
 Dividend requirement
  on redeemable
  preferred stocks......     (13)    --      (1)     (26)     (2)   (15)   --     --     --
                          ------   -----  -----    -----   -----  -----  -----  -----  -----
 Net earnings (loss)
  attributable to
  common shareholders...  $   32      38     78      (59)     (9)   (23)   (97)  (254)  (265)
                          ======   =====  =====    =====   =====  =====  =====  =====  =====
 Primary earnings
  (loss) attributable
  to common
  shareholders per
  common and common
  equivalent share:
   Continuing
    operations..........  $  .05     .08    .17     (.10)   (.02)  (.01)  (.22)  (.54)  (.74)
   Discontinued
    operations..........     --      --     --       --      --    (.04)  (.05)  (.18)  (.01)
                          ------   -----  -----    -----   -----  -----  -----  -----  -----
                          $  .05     .08    .17     (.10)   (.02)  (.05)  (.27)  (.72)  (.75)
                          ======   =====  =====    =====   =====  =====  =====  =====  =====
 Primary weighted
  average common shares
  outstanding...........     652     451    468      592     433    424    360    355    353
 Ratio of earnings to
  combined fixed
  charges and preferred
  stock dividends(1)....            1.18x  1.36x            1.22x  1.02x   --     --     --
OTHER DATA:
 Operating income
  before depreciation,
  amortization and non-
  cash operating
  expenses(2)...........  $1,018     902    939    2,044   1,858  1,637  1,430  1,262  1,015
 Consolidated basic
  subscribers...........    11.8    10.9   10.5     11.6    10.7   10.2    8.9    8.5    7.8

                                 JUNE 30,                DECEMBER 31,
                             ---------------- ----------------------------------
                             PRO FORMA
                               1994     1994   1993   1992   1991   1990   1989
                             --------- ------ ------ ------ ------ ------ ------
                                                (IN MILLIONS)
SUMMARY BALANCE SHEET DATA:
 Property and equipment,
  net......................   $ 6,038   5,207  4,935  4,562  4,081  4,156  3,692
 Franchise costs, net......   $11,079   9,097  9,197  9,300  8,104  7,348  6,811
 Net assets of
  discontinued operations..   $   --      --     --     --     242     54    580
 Total assets..............   $20,990  17,118 16,520 16,310 15,166 14,106 13,560
 Total Debt................   $10,626  10,111  9,900 10,285  9,455  8,922  8,007
 Stockholders' equity......   $ 3,878   2,311  2,112  1,726  1,570    748    840
 Shares outstanding (net
  of treasury shares):
   Class A Common Stock....       525     404    403    382    370    310    305
   Class B Common Stock....        85      47     47     48     49     48     48

                                                   (footnotes on following page)

FOOTNOTES
(1) For the ratio calculations, earnings available for combined fixed charges and preferred stock dividends consist of earnings (losses) before income taxes plus combined fixed charges and preferred stock dividends (minus capitalized interest), distributions from and (earnings) losses of less than 50%-owned affiliates with debt not guaranteed by the Company (net of earnings not distributed of less than 50%-owned affiliate), and minority interests in earnings (losses) of consolidated subsidiaries (other than preferred stock dividend requirements). Combined fixed charges and preferred stock dividends consist of (i) interest (including capitalized interest) on indebtedness, excluding interest to 50%-owned affiliates,
    (ii) the Company's proportionate share of interest of 50%-owned affiliates, (iii) that portion of rental expense the Company believes to be representative of interest (one-third of rental expenses), (iv) amortization of deferred debt expense, (v) that portion of minority interest in earnings of consolidated subsidiaries that represents preferred stock dividend requirements, excluding preferred stock dividend requirements to 50%-owned affiliates, (vi) preferred stock dividend requirements of 50%-owned affiliates, other than amounts to the Company, and (vii) on a pro forma basis, preferred stock dividend requirements of the Company relating to the PRIDES, less the reduction in interest expense resulting from the repayment of indebtedness with proceeds from the PRIDES. The Company has guaranteed the debt of certain less than 50%-owned affiliates and certain other entities in which it has an interest. Fixed charges of $13,833,000, $2,517,000, $506,000, $710,000, and $745,000
    relating to such guarantees for the years ended December 31, 1993, 1992, 1991, 1990 and 1989, respectively, and $5,927,000 and $1,258,000 for the six months ended June 30, 1994 and 1993, respectively, and, on a pro forma basis, fixed charges of $6,193,000 and $14,365,000 relating to such guarantees for the six months ended June 30, 1994 and for the year ended December 31, 1993, respectively, have not been included in fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was less than 1.00 for the years ended December 31, 1991, 1990 and 1989 as earnings available for combined fixed charges and preferred stock dividends were inadequate to cover combined fixed charges and preferred stock dividends for such periods. The amount of the coverage deficiencies for the years ended December 31, 1991, 1990 and 1989 were $177,000,000, $399,000,000 and $430,000,000, respectively. On a pro forma basis, the effect of the (i) issuance and sale of the 22,000,000 Depositary Shares (representing 220,000 shares of PRIDES) offered hereby,
    (ii) the TCI/Liberty Combination and (iii) the proposed TeleCable Merger would change the historical ratios of earnings to combined fixed charges and preferred stock dividends for the six months ended June 30, 1994 from
    1.18 to     and for the year ended December 31, 1993 from 1.22 to    .
(2) Operating income before depreciation, amortization and non-cash operating expenses should not be considered as an alternative to net income or to cash flows or to any other measure of performance or liquidity as an indicator of an entity's operating performance.

               PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDENDS

  The Class A Common Stock is traded on the Nasdaq National Market under the symbol "TCOMA." The following table sets forth the high and low sales prices of Class A Common Stock for the periods indicated. The prices have been rounded up to the nearest eighth and do not include retail markups, markdowns or commissions.

                                                                HIGH      LOW
                                                               ------- ---------
      Year ended December 31, 1992
        First Quarter......................................... $18 1/8 $15 3/8
        Second Quarter........................................  20      16 1/8
        Third Quarter.........................................  20 7/8  16 3/4
        Fourth Quarter........................................  22      16 1/2
      Year ended December 31, 1993
        First Quarter.........................................  25 1/2  20 3/4
        Second Quarter........................................  24      17 1/2
        Third Quarter.........................................  26 3/4  21 5/8
        Fourth Quarter........................................  33 1/4  24 7/8
      Year ended December 31, 1994
        First Quarter.........................................  30 1/4  20 3/8
        Second Quarter........................................  23 3/8  18 1/4
        Third Quarter*........................................  24 1/8  19 45/64
        Fourth Quarter (through October 31, 1994).............  22 7/8  22 1/2

- --------
*The TCI/Liberty Combination was consummated on August 4, 1994.

  On October 31, 1994, the last reported sale price of the Class A Common Stock on the Nasdaq National Market was $22 5/8 per share.

  The Company has not paid cash dividends on the Class A Common Stock or Class B Common Stock and has no present intention of doing so. Payment of cash dividends, if any, in the future will be determined by the Company's Board of Directors in light of the Company's earnings, financial condition and other relevant considerations. As a holding company, the Company's ability to pay cash dividends is dependent upon its ability to receive cash dividends and advances from its subsidiaries. Certain loan agreements to which certain subsidiaries of the Company are parties or are subject contain restricted payment provisions that limit the amount of dividends, other than stock dividends, that those companies may pay. Future loan agreements may contain similar provisions. See "Certain Considerations--Holding Company Structure; Restrictions on Dividends."

                          DESCRIPTION OF CAPITAL STOCK

  The Company is authorized to issue 1,100,000,000 shares of Class A Common Stock and 150,000,000 shares of Class B Common Stock. In addition, it is authorized to issue up to 12,375,096 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), divided into 700,000 shares of Class A Preferred Stock, 1,675,096 shares of Class B Preferred Stock, and 10,000,000 shares of Series Preferred Stock, par value $.01 per share (the "Series Preferred Stock"). The following summary of certain provisions of the Company's Restated Certificate of Incorporation and Bylaws does not purport to be complete and is subject to, and qualified in its entirety by reference to, all provisions of such Restated Certificate of Incorporation and Bylaws.

COMMON STOCK

  Each share of Class A Common Stock has one vote and each share of Class B Common Stock has 10 votes per share. The Class A and Class B Common Stock are otherwise identical in all respects, except that each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder. A number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock outstanding from time to time are set aside and reserved for issuance upon conversion of shares of Class B Common Stock. The Class A Common Stock is not convertible into Class B Common Stock.

  Subject to the preferential rights, if any, of holders of any then outstanding Preferred Stock, the holders of the Class A and Class B Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available for such payment. Holders of Class A and Class B Common Stock have no preemptive rights to purchase additional shares. Subject to the preferential rights of holders of any then outstanding Preferred Stock, the holders of Class A and Class B Common Stock are entitled to share ratably in the assets of the Company available for distribution to stockholders in the event of the Company's liquidation, dissolution or winding up.

  The holders of the Class A and Class B Common Stock vote as one class for the election of directors and have no cumulative voting rights in the election of directors. The Company's Restated Certificate of Incorporation also provides that the Board of Directors be divided into three classes of approximately equal size, with one class to be elected for a three-year term at each annual meeting of stockholders.

  The Restated Certificate of Incorporation may be amended or repealed only upon a vote of the holders of 66 2/3% of the total voting power of the outstanding Class A and Class B Common Stock and any then outstanding Preferred Stock entitled to vote with the Class A and Class B Common Stock generally on matters submitted to stockholders for a vote (collectively "Voting Stock"), voting as one class, and the Company's Bylaws may be amended only upon the affirmative vote of at least 75% of the members of the Board of Directors, or by a vote of holders of 66 2/3% of the total voting power of the outstanding Voting Stock, voting as a single class. In addition, the Restated Certificate of Incorporation provides that, subject to the rights of the holders of any class or series of Preferred Stock, a vote of the holders of 66 2/3% of the total voting power of the outstanding Voting Stock, voting as a single class, is required to remove directors (who may be removed only for cause) and to approve dissolution and certain mergers, consolidations, sales of assets and similar transactions.

  The transfer agent for the Company's Class A and Class B Common Stock is The Bank of New York, 48 Wall Street, New York, New York 10005.

PREFERRED STOCK

  In addition to the Class A Preferred Stock and Class B Preferred Stock, the Company's Restated Certificate of Incorporation authorizes the Board of Directors to, among other things, issue up to 10,000,000 shares of Series Preferred Stock from time to time, in one or more series, with such designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors.

  All shares of any one series of the Series Preferred Stock are required to be alike in every particular and all series are required to rank equally and be identical in all respects, except insofar as they may vary with respect to matters which the Board of Directors is expressly authorized by the Restated Certificate of Incorporation to determine in the resolution or resolutions providing for the issue of any series of the Series Preferred Stock.

  As of the date of this Prospectus, the Company had issued and outstanding 592,798 shares of Class A Preferred Stock (all of which shares are held by subsidiaries of the Company); 1,675,096 shares of Class B Preferred Stock (of which 55,070 shares are held by subsidiaries of the Company); and 316,961 shares of Series Preferred Stock, of which 70,559 shares have been issued as Convertible Preferred Stock, Series C (the "Series C Preferred Stock") and 246,402 shares have been issued as Series E Preferred Stock. All of the outstanding shares of Series E Preferred Stock are held by subsidiaries of the Company. The Common Stock and the Class B Preferred Stock ranks junior to the Class A Preferred Stock, Series C Preferred Stock and Series E Preferred Stock with respect to the declaration and payment of dividends, rights of redemption, and rights on liquidation. In addition, the terms of the TeleCable Merger provide for the issuance of 1,000,000 shares of a series of Series Preferred Stock to be designated "Convertible Preferred Stock, Series D." If the Series D Preferred Stock is issued upon the consummation of the TeleCable Merger, the Series D Preferred Stock will rank senior to the Common Stock and the Class B Preferred Stock and pari passu with the Class A Preferred Stock, Series C Preferred Stock and Series E Preferred Stock with respect to the declaration and payment of dividends, rights of redemption, and rights on liquidation. The PRIDES will rank senior to the Common Stock and the Class B Preferred Stock and pari passu with the Class A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and, if issued, the Series D Preferred Stock, with respect to the declaration and payment of dividends, rights of redemption, and rights on liquidation.

                             DESCRIPTION OF PRIDES

  The summary contained herein of the terms of shares of PRIDES does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the Company's Restated Certificate of Incorporation and the Certificate of Designations (the "Certificate of Designations") relating to the shares of PRIDES, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

  The Company's Board of Directors has adopted resolutions authorizing the
issuance of up to 253,000 shares of    % PRIDES, Convertible Preferred Stock,
Series F, stated value $      per share. Each of the Depositary Shares
represents beneficial ownership of one-hundredth of a share of PRIDES and entitles the owner to that proportion of all the rights, preferences and privileges of the share of PRIDES represented thereby. See "Description of Depositary Shares." The per share price of the PRIDES upon the initial issuance thereof (the "Purchase Price") is equal to the price to the public (appearing on the cover page of this Prospectus) of 100 Depositary Shares. The PRIDES will not be listed on any exchange or on The Nasdaq Stock Market, and the Company does not expect that there will be any trading market for the shares of PRIDES except as represented by the trading market for the Depositary Shares.

DIVIDENDS

  Holders of shares of PRIDES will be entitled to receive, when and as declared by the Board of Directors out of unrestricted funds legally available therefor, cash dividends from the date of initial issuance of the shares of PRIDES at the
rate per annum of    % of the stated value per share (equivalent to $       per
annum, or $      per quarter, for each share of PRIDES), payable quarterly in arrears on each February 15, May 15, August 15 and November 15, or, if any such date is not a business day, on the next succeeding business day; provided, however, that with respect to any dividend period during which a redemption occurs, the Company may, at its option, declare accrued dividends to, and pay such dividends on, the date fixed for redemption, in which case such dividends will be payable in cash to the holders of shares of PRIDES as of the record date for such dividend payment and would not be included in the calculation of the related Call Price as discussed below. The first dividend period will be from the date of initial issuance of the shares of PRIDES to but excluding February 15, 1995, and the first dividend will be payable on February 15, 1995. Dividends will cease to accrue in respect of the shares of PRIDES on the Mandatory Conversion Date or on the date of their earlier conversion or redemption.

  Dividends payable on any dividend payment date will be paid to holders of record as they appear on the stock register of the Company on the first day of the month in which such dividend payment date shall occur, or, if any such day is not a business day, on the next succeeding business day. Dividends payable on shares of PRIDES for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month.

  Dividends on shares of PRIDES will accrue on a daily basis whether or not there are unrestricted funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on shares of PRIDES will cumulate as of the dividend payment date on which they first become payable, but no interest will accrue on accumulated but unpaid dividends on shares of PRIDES.

  The shares of PRIDES will rank on a parity, as to payment of dividends, rights of redemption and rights on liquidation, with the Company's existing Class A Preferred Stock, Series C Preferred Stock and Series E Preferred Stock and with any future class or series of Preferred Stock issued by the Company, unless the instruments creating such class or series expressly states otherwise (the PRIDES, together with all such classes or series of Preferred Stock ranking on a parity with the PRIDES, are herein referred to as "Parity Stock").

  As long as any shares of PRIDES are outstanding, no dividends (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, Common Stock or any other capital stock of the Company ranking junior to the PRIDES as to the payment of dividends, rights of redemption, and rights on liquidation ("Junior Stock") and cash in lieu of fractional shares in connection with any such dividend) will be paid or declared in cash or otherwise, nor will any other distribution be made (other than a distribution payable in Junior Stock and cash in lieu of fractional shares in connection with any such distribution), on any Junior Stock unless
(i) full dividends on Parity Stock (including the shares of PRIDES) have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such Junior Stock dividend or distribution payment to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Stock to the extent such dividends are cumulative;
(iii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Stock; and (iv) the Company is not in default on any of its obligations to redeem any Parity Stock.

  In addition, as long as any shares of PRIDES are outstanding, no shares of any Junior Stock may be purchased, redeemed, or otherwise acquired by the Company or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares in connection therewith) or the purchase, redemption or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares in connection therewith)), nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock unless: (i) full dividends on Parity Stock have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such purchase or redemption to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Stock to the extent such dividends are cumulative; (iii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Stock; and (iv) the Company is not in default on any of its obligations to redeem any Senior Preferred Stock.

  Subject to the provisions described above, such dividends or other distributions (payable in cash, property, or Junior Stock) as may be determined by the Board of Directors may be declared and paid on the shares of any Junior Stock from time to time and Junior Stock may be purchased, redeemed, or otherwise acquired by the Company or any of its subsidiaries from time to time. In the event of the declaration and payment of any such dividends or other distributions, the holders of such Junior Stock will be entitled, to the exclusion of the holders of the PRIDES, to share therein according to their respective interests.

  As long as any shares of PRIDES are outstanding, dividends or other distributions may not be declared or paid on any Parity Stock (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares in connection therewith), and the Company may not purchase, redeem or otherwise acquire any Parity Stock (except with any Junior Stock and cash in lieu of fractional shares in connection therewith), unless either (a)(i) full dividends on Parity Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or before the date of such Parity Stock dividend, distribution, purchase, redemption or other acquisition payment to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Stock to the extent such dividends are cumulative; (iii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Stock; and (iv) the Company is not in default on any of its obligations to redeem any Parity Stock; or (b) with respect to the payment of dividends only, any such dividends will be declared and paid pro rata so that the amounts of any dividends declared and paid per share of PRIDES and each other share of Parity Stock will in all cases bear to each other the same ratio that accrued dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of PRIDES and such other shares of Parity Stock bear to each other.

  Payment of dividends to the holders of the shares of PRIDES shall be subject to the prior preferences and other rights of any class or series of preferred stock of the Company ranking senior to the PRIDES with respect to the payment of dividends, rights of redemption and rights on liquidation ("Senior Stock").

MANDATORY CONVERSION OF PRIDES

  On the Mandatory Conversion Date, each outstanding share of PRIDES will, unless previously either redeemed or converted at the option of the holder into Common Stock, as hereinafter described, mandatorily convert into (i) shares of Class A Common Stock at the Common Equivalent Rate (as defined below) in effect on such date and (ii) the right to receive cash in an amount equal to all accrued and unpaid dividends on such shares of PRIDES (other than previously declared dividends payable to a holder of record as of a prior date) to the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of dividends, subject to the right of the Company to redeem the shares of PRIDES on or after November 15, 1997, and before the Mandatory Conversion Date, as described below, and subject to the conversion of the shares of PRIDES at the option of the holder at any time before the Mandatory Conversion Date, as described below. The "Common Equivalent Rate" is initially 100 shares of Common Class A Common Stock for each share of PRIDES (equivalent to one share of Class A Common Stock for each Depositary Share) and is subject to adjustment as described below. Dividends will cease to accrue on the Mandatory Conversion Date in respect of the shares of PRIDES then outstanding.

  Because the price of the Class A Common Stock is subject to market fluctuations, the value of the Class A Common Stock that may be received by holders of shares of PRIDES upon their mandatory conversion may be more or less than the amount paid for the shares of PRIDES offered hereby.

OPTIONAL REDEMPTION

  Shares of PRIDES (and thereby the Depositary Shares) are not redeemable by the Company before November 15, 1997. At any time and from time to time on or after that date until immediately before the Mandatory Conversion Date, the Company will have the right to redeem, in whole or in part, the outstanding shares of PRIDES (and thereby the related Depositary Shares). Upon any such redemption, the Company will deliver to the holder thereof in exchange for each share of PRIDES subject to redemption the greater of: (i) the number of shares of Class A Common Stock equal to the applicable Call Price (as described below) in effect on the redemption date divided by the Current Market Price (as defined below) of the Class A Common Stock, determined as of the second trading day immediately preceding the Notice Date (as defined below), or (ii) shares of Class A Common Stock (the "Minimum Redemption Rate") (subject to adjustment in the manner described below). Dividends will cease to accrue on the shares of PRIDES on the date fixed for their redemption. The Company may elect to pay accrued and unpaid dividends to the redemption date in cash, in which case such dividends would not be included in the foregoing calculation.

  The Call Price of each share of PRIDES is the sum of (i) $         ($    per
Depositary Share) on and after November 15, 1997, to and including February 14,
1998; $         ($    per Depositary Share)
on and after February 15, 1998, to and including May 14, 1998; $         ($
per Depositary Share) on and after May 15, 1998, to and including August 14,
1998; $          ($    per Depositary Share) on and after August 15, 1998, to
and including October 14, 1998; and $        ($    per Depositary Share, being
the price to the public of a Depositary Share appearing on the cover page of this Prospectus) on and after October 15, 1998, to and including November 14, 1999; and (ii) all accrued and unpaid dividends thereon to but not including the date fixed for redemption (other than previously declared dividends payable to a holder of record as of a prior date).

  The "Current Market Price" per share of the Class A Common Stock on any date of determination means the lesser of (x) the average of the closing sale prices of the Class A Common Stock as reported on the Nasdaq National Market for the five consecutive trading days ending on and including such date of determination and (y) the closing sale price of the Class A Common Stock as reported on the Nasdaq National Market for such date of determination; provided, however, that, with respect to any redemption of shares of PRIDES, if any event resulting in an adjustment of the Common Equivalent Rate occurs during the period beginning on the first day of such five-day period and ending on the applicable redemption date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event. The "Notice Date" with respect to any notice given by the Company in connection with a redemption of the shares of PRIDES means the earlier of the date of the public announcement of such redemption and the date of the commencement of mailing of such notice to the holders of shares of PRIDES.

  If fewer than all the outstanding shares of PRIDES are to be called for redemption, the shares of PRIDES to be called will be selected by the Company from outstanding shares of PRIDES not previously called by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors in its sole discretion to be equitable.

  The Company will provide notice of any redemption of shares of PRIDES to holders of record of the shares of PRIDES to be called for redemption not less than 10 nor more than 60 days before the date fixed for redemption. Accordingly, there cannot be notice given of redemption of shares of PRIDES prior to September 16, 1997. Any such notice will be provided by mail, sent to the holders of record of the shares of PRIDES to be called at each such holder's address as it appears on the stock register of the Company, first class postage prepaid; provided, however, that failure to give such notice or any defect therein will not affect the validity of the proceeding for redemption of any shares of PRIDES to be redeemed except as to the holder to whom the Company has failed to give such notice or whose notice was defective. On and after the redemption date, all rights of the holders of the shares of PRIDES called for redemption will terminate except the right to receive the redemption price and to receive dividends on such shares previously declared and payable to the holders of record of such shares as of a prior date (unless the Company defaults on the payment of the redemption price). A public announcement of any call for redemption will be made by the Company before, or at the time of, the mailing of such notice of redemption.

  Each holder of shares of PRIDES called for redemption must surrender the certificates evidencing such shares of PRIDES to the Company at the place designated in the notice of redemption and will thereupon be entitled to receive certificates for shares of Class A Common Stock and cash for any fractional share amount.

  The Depositary Shares are subject to call upon substantially identical terms and conditions (including those as to notice to the owners of Depositary Shares) as the shares of PRIDES, adjusted to reflect the fact that one hundred Depositary Shares are the equivalent of one share of PRIDES. See "Description of Depositary Shares--Conversion and Call Provisions."

CONVERSION AT THE OPTION OF THE HOLDER

  The shares of PRIDES are convertible, in whole or in part, at the option of the holders thereof, at any time before the Mandatory Conversion Date, unless previously redeemed, into shares of Class A Common Stock at a rate of shares of Class A Common Stock for each share of PRIDES (the "Optional
Conversion Rate"), equivalent to a conversion price of $      per share of
Class A Common Stock (the "Conversion Price"), subject to adjustment as described below. The right to convert shares of PRIDES called for redemption will terminate immediately before the close of business on any redemption date with respect to such shares.

  Conversion of shares of PRIDES at the option of the holder may be effected by delivering certificates evidencing such shares of PRIDES, together with written notice of conversion and a proper assignment of such certificates to the Company or in blank (and, if applicable, cash payment of an amount equal to the dividend attributable to the current quarterly dividend period payable on such shares), to the office of the transfer agent for PRIDES or to any other office or agency maintained by the Company for that purpose and otherwise in accordance with conversion procedures established by the Company. Each optional conversion will be deemed to have been effected immediately before the close of business on the date on which all of the foregoing requirements have been satisfied. The conversion will be at the Optional Conversion Rate in effect at such time and on such date.

  Holders of shares of PRIDES at the close of business on a record date for any payment of declared dividends will be entitled to receive the dividend payable on such shares of PRIDES on the corresponding dividend payment date notwithstanding the optional conversion of such shares of PRIDES following such record date and before such dividend payment date. However, shares of PRIDES surrendered for conversion after the close of business on a record date for any payment of declared dividends and before the opening of business on the next succeeding dividend payment date must be accompanied by payment in cash of an amount equal to the dividend attributable to the current quarterly dividend period payable on such date (unless such shares of PRIDES are subject to redemption on a redemption date on or after such record date and on or prior to such dividend payment date). A holder of shares of PRIDES called for redemption on or after the record date for any dividend payment and on or prior to the payment date for such dividend will receive the dividend on such shares of PRIDES payable on such dividend payment date (provided such holder is the registered holder on the related record date) and will be able to convert such shares after the record date for such dividend without paying an amount equal to such dividend to the Company upon conversion. Except as provided above, upon any optional conversion of shares of PRIDES, the Company will make no payment of or allowance for unpaid dividends, whether or not in arrears, on such shares of PRIDES, or for previously declared dividends or distributions on the shares of Class A Common Stock issued upon such conversion.

  The Depositary Shares may be voluntarily converted by the holders thereof upon the same terms and conditions (including those as to notice) as the shares of PRIDES represented by such Depositary Shares, adjusted to reflect the fact that one hundred Depositary Shares are equivalent to one share of PRIDES. See "Description of Depositary Shares--Conversion and Call Provisions."

ENHANCED DIVIDEND YIELD; LESS EQUITY APPRECIATION THAN CLASS A COMMON STOCK

  As of the date of this Prospectus, the Company has not paid and does not intend to pay cash dividends on the Class A Common Stock, whereas dividends will accrue on the shares of PRIDES (and thereby the Depositary Shares) at the
rate of    % per annum. The opportunity for equity appreciation afforded by an investment in shares of PRIDES is less than that afforded by an investment in the Class A Common Stock because the Conversion Price is higher than the purchase price of a Depositary Share and the Company may, at its option, redeem the shares of PRIDES (and thereby the Depositary Shares) at any time on or after November 15, 1997 and before the Mandatory Conversion Date, and may be expected to do so if, among other circumstances, the Current Market Price of the Class A Common Stock exceeds the Call Price per Depositary Share. In such event, a holder of a share of PRIDES will receive fewer than 100 shares of Class A Common Stock (comparable to less than one share of Class A Common Stock
for each Depositary Share) but not fewer than      shares of Class A Common
Stock. A holder may also surrender for conversion any shares of PRIDES called for redemption up to the close of business on the redemption date, and a holder
that so elects to convert will receive      shares of Class A Common Stock per
share of PRIDES. The value of the Class A Common Stock received by the holder of a share of PRIDES may be more or less than the per share amount paid for the shares of PRIDES offered hereby, due to market fluctuations in the price of the Class A Common Stock.

  As a result of these provisions, holders of shares of PRIDES would be expected not to realize any equity appreciation if the Current Market Price of the Class A Common Stock is below the Conversion Price and less than all of such appreciation if the Current Market Price of the Class A Common Stock is above the Conversion Price.

CONVERSION ADJUSTMENTS

  The Common Equivalent Rate, the Minimum Redemption Rate and the Optional Conversion Rate are each subject to adjustment as appropriate in certain circumstances, including if the Company (a) pays a stock dividend or makes a distribution with respect to its Class A Common Stock in shares of Class A Common Stock; (b) subdivides or splits its outstanding Class A Common Stock;
(c) combines its outstanding Class A Common Stock into a smaller number of shares; (d) issues by reclassification of its shares of Class A Common Stock any shares of Class A Common Stock; (e) issues certain rights, warrants, or options to all holders of its outstanding Class A Common Stock; or (f) pays a dividend or distributes to all holders of its outstanding Class A Common Stock evidences of its indebtedness, cash, or other assets (including capital stock of the Company other than Class A Common Stock but excluding any cash dividends or distributions, other than Extraordinary Cash Distributions (as defined below), and dividends referred to in clause (a) above). In addition, the Company will be entitled (but will not be required) to make upward adjustments in the Common Equivalent Rate, the Minimum Redemption Rate, the Optional Conversion Rate and the Call Price as the Company, in its discretion, determines to be advisable, in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions under Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Company to its stockholders will not be taxable. "Extraordinary Cash Distribution" means, with respect to any consecutive 12-month period, all cash dividends and cash distributions on the outstanding Class A Common Stock during such period (other than cash dividends and cash distributions for which a prior adjustment to the Common Equivalent Rate, the Minimum Redemption Rate, and Optional Conversion Rate was previously made) to the extent such dividends and distributions exceed, on a per share of Class A Common Stock basis, 10% of the average daily closing sale price of the Class A Common Stock on the Nasdaq National Market over such period. All adjustments to the Common Equivalent Rate, the Minimum Redemption Rate, and the Optional Conversion Rate will be calculated to the nearest one-hundredth of a share of Class A Common Stock. No adjustment in the Common Equivalent Rate, the Minimum Redemption Rate, or the Optional Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which, by reason of the foregoing, are not required to be made will be carried forward and taken into account in any subsequent adjustment. All adjustments will be made successively.

  Whenever the Common Equivalent Rate, the Minimum Redemption Rate, and the Optional Conversion Rate are adjusted as provided in the preceding paragraph, the Company will file with the transfer agent for the shares of PRIDES a certificate with respect to such adjustment, make a prompt public announcement thereof and mail a notice to holders of the shares of PRIDES providing specified information with respect to such adjustment. At least 10 business days before taking any action that could result in certain adjustments in the Common Equivalent Rate, the Minimum Redemption Rate, and the Optional Conversion Rate, the Company will notify each holder of shares of PRIDES concerning such proposed action.

ADJUSTMENT FOR CERTAIN CONSOLIDATION OR MERGERS

  In case of (i) any consolidation or merger to which the Company is a party (other than a merger or consolidation in which the Company is the surviving or continuing corporation and in which the shares of Class A Common Stock outstanding immediately before the merger or consolidation remain unchanged),
(ii) any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety or (iii) any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), each share of PRIDES will, after consummation of such transaction, be subject to (A) conversion at the option of the holder into the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Class A Common Stock into which such share of PRIDES might have been converted immediately before consummation of such transactions, (B) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Class A Common Stock into which such share of PRIDES would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately before the date of consummation of such transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends on such share of PRIDES (other than previously declared dividends payable to a holder of record as of a prior date) and (C) redemption on any redemption date in exchange for the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Class A Common Stock that would have been issuable at the Call Price in effect on such redemption date upon a redemption of such share of PRIDES immediately before consummation of such transaction, assuming that, if the Notice Date for such redemption is not before such transaction, the Notice Date had been the date of such transaction; and assuming in each case that such holder of shares of Class A Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash, or other property receivable upon consummation of such transaction (provided that, if the kind or amount of securities, cash, or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash, or other property receivable upon consummation of such transaction for each non-electing share will be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into or for which the shares of PRIDES will be convertible or redeemable after consummation of such transaction will be subject to adjustment as described above under the caption "Conversion Adjustments" following the date of consummation of such transaction. The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

FRACTIONAL SHARES

  No fractional shares of Class A Common Stock will be issued upon redemption or conversion of shares of PRIDES. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of PRIDES of any holder that are redeemed or converted on any redemption date or upon mandatory conversion or any optional conversion, such holder will be entitled to receive an amount in cash equal to the same fraction of the (i) Current Market Price of the Class A Common Stock, determined as of the second trading day immediately preceding the Notice Date, in the case of redemption or (ii) Closing Price (as defined in the Certificate of Designations) of the Class A Common Stock determined (A) as of the fifth trading day immediately preceding the Mandatory Conversion Date, in the case of mandatory conversion or (B) as of the second trading day immediately preceding the effective date of conversion in the case of an optional conversion by a holder.

LIQUIDATION RIGHTS

  In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, and subject to the rights of holders of any other series of Preferred Stock, the holders of outstanding shares of PRIDES are entitled to receive for each share of PRIDES an amount equal to the Purchase Price (equivalent to an amount equal to 100 times the per share price to public of each Depositary Share shown on the cover page of this Prospectus), plus accrued and unpaid dividends thereon, out of the assets of the Company available for distribution to holders of Parity Stock, before any distribution of assets is made to holders of Class A Common Stock, Class B Common Stock, Class B Preferred Stock, or any other capital stock ranking junior to PRIDES upon liquidation, dissolution, or winding up.

  If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the assets of the Company are insufficient to permit the payment of the full preferential amounts payable with respect to the shares of PRIDES and all other series of Parity Stock, the holders of shares of PRIDES and of all other series of Parity Stock will share ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of PRIDES will not be entitled to any further participation in any distribution of assets by the Company. A consolidation or merger of the Company with or into one or more corporations (whether or not the Company is the corporation surviving such consolidation or merger), or a sale, lease or exchange of all or substantially all of the assets of the Company, will not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the Company.

VOTING RIGHTS

  The holders of shares of PRIDES will have the right with the holders of Common Stock to vote in the election of Directors and upon each other matter coming before any meeting of the holders of Common Stock on the basis of 80 votes for each share of PRIDES held. The holders of shares of PRIDES and the holders of Common Stock will vote together as one class (together with the holders of any other class or series of Preferred Stock entitled to vote with the Common Stock as a class, as to matters submitted generally to stockholders or as to the particular matters) on such matters except as otherwise provided by law or by the Company's Restated Certificate of Incorporation.

  In the event that dividends on the shares of PRIDES or any other series of Parity Stock or Senior Stock are in arrears and unpaid for six quarterly dividend periods, or if any other series of Preferred Stock is entitled for any other reason to exercise voting rights, separate from the Common Stock, to elect any Directors of the Company ("Preferred Stock Directors"), the holders of the shares of PRIDES (voting separately as a class with holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable), with each share of PRIDES entitled to 100 votes on this and other matters in which Preferred Stock votes as a group, will be entitled to vote for the election of two Directors, such Directors to be in addition to the number of Directors constituting the Board of Directors immediately before the accrual of such right. Such right, when vested, will continue until all dividends in arrears and payable on the shares of PRIDES and such other series of Preferred Stock have been paid in full and the right of any other series of Preferred Stock to exercise voting rights, separate from the Common Stock, to elect Preferred Stock Directors of the Company terminates or has terminated, and, when so paid and any such termination occurs or has occurred, such right of the holders of the shares of PRIDES will cease. The term of office of any Director elected by the holders of the shares of PRIDES and such other series will terminate on the earlier of (i) the next annual meeting of stockholders at which a successor has been elected and qualified or (ii) the termination of the right of holders of the shares of PRIDES and such other series to vote for such Directors.

  The Company will not, without the approval of the holders of at least 66 2/3 percent of the shares of PRIDES then outstanding: (i) amend, alter, or repeal any of the provisions of the Restated Certificate of Incorporation or Bylaws of the Company so as to affect adversely the powers, preferences, or rights of the holders of the shares of PRIDES then outstanding or reduce the minimum time for any required notice to which the holders of the shares of PRIDES then outstanding may be entitled (an amendment of the Restated Certificate of Incorporation to authorize or create, or to increase the authorized amount of, Common Stock or other Junior Stock or any stock of any class ranking on a parity with the shares of PRIDES or any amendment that would increase the number of authorized shares of Preferred Stock or the PRIDES or that would decrease the number of authorized shares of Preferred Stock or PRIDES (but not below the number then outstanding) being deemed not to affect adversely the powers, preferences, or rights of the holders of the shares of PRIDES); (ii) authorize or create or increase the authorized amount of, any stock of any class (whether or not convertible into capital stock of any class) ranking prior to the shares of PRIDES either as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company; or (iii) merge or consolidate with or into any other corporation, unless each holder of shares of PRIDES immediately preceding such merger or consolidation receives or continues to hold in the resulting corporation the same number of shares, with substantially the same rights and preferences, as correspond to the shares of PRIDES so held.

  Notwithstanding the provisions summarized in the preceding paragraph, no such approval described therein of the holders of the shares of PRIDES will be required if, at or before the time when such amendment, alteration, or repeal is to take effect or when the authorization, creation, increase or issuance of any such prior stock is to be made, or when such consolidation or merger, voluntary liquidation, dissolution, or winding up, sale, lease, conveyance, purchase, or redemption is to take effect, as the case may be, provision is made for the redemption of all shares of PRIDES at the time outstanding.

TRANSFER AGENT AND REGISTRAR

  Shawmut Bank Connecticut, National Association, 777 Main Street, Hartford, Connecticut, will act as transfer agent and registrar for, and paying agent for the payment of dividends on, the shares of PRIDES and the Depositary Shares.

MISCELLANEOUS

  Upon issuance, the shares of PRIDES will be fully paid and nonassessable. Holders of shares of PRIDES have no preemptive rights. The Company will at all times reserve and keep available out of its authorized and unissued Class A Common Stock, solely for issuance upon the conversion or redemption of shares of PRIDES, such number of shares of Class A Common Stock as will from time to time be issuable upon the conversion or redemption of all the shares of PRIDES then outstanding. Shares of PRIDES redeemed for, or converted into, Class A Common Stock or otherwise reacquired by the Company will resume the status of authorized and unissued shares of Series Preferred Stock, undesignated as to series, and will be available for subsequent issuance.

                        DESCRIPTION OF DEPOSITARY SHARES

  The following summary of the terms and provisions of the Depositary Shares does not purport to be complete and is subject to, and qualified in its entirety by, the Deposit Agreement, as defined below (which contains the form of the Depositary Receipt, as defined below).

  Each Depositary Share represents one-hundredth of a share of PRIDES deposited
under the Deposit Agreement, dated as of November   , 1994 (the "Deposit
Agreement"), among the Company, Shawmut Bank Connecticut, National Association, as depositary (including any successor, the "Depositary"), and the holders from time to time of depositary receipts executed and delivered thereunder (the "Depositary Receipts"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the shares of PRIDES represented thereby (including dividend, voting, conversion, and liquidation rights), and subject to all of the limitations of the shares of PRIDES represented thereby, contained in the Certificate of Designations and summarized under "Description of PRIDES." The principal executive office of Shawmut Bank Connecticut, National Association, is located at 777 Main Street, Hartford, Connecticut.

  The Depositary Shares are evidenced by Depositary Receipts. Copies of the Deposit Agreement, the form of which is filed as an exhibit to the Registration Statement, are available for inspection at the Corporate Office (as defined in the Deposit Agreement) of the Depositary.

EXECUTION AND DELIVERY OF DEPOSITARY RECEIPTS

  Immediately following the issuance of the shares of PRIDES by the Company, the shares of PRIDES will be deposited by the Company with the Depositary, which will then execute and deliver the Depositary Receipts to the Underwriters. Depositary Receipts will be executed and delivered evidencing only whole Depositary Shares.

WITHDRAWAL OF PRIDES

  Upon surrender of Depositary Receipts at the Corporate Office of the Depositary, the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office of certificates evidencing the number of shares of PRIDES (but only in whole shares of PRIDES) represented by such Depositary Receipts. If the Depositary Receipts delivered by the holders evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of PRIDES to be withdrawn, the Depositary will at the same time deliver to such holder a new Depositary Receipt or Receipts evidencing such excess number of Depositary Shares. The Company does not expect that there will be any public trading market for the shares of PRIDES except as represented by the trading market for the Depositary Shares.

CONVERSION AND CALL PROVISIONS

  Mandatory Conversion or Call. As described under "Mandatory Conversion of PRIDES" and "Optional Redemption," under "Description of PRIDES," the shares of PRIDES are subject to mandatory conversion into shares of Class A Common Stock on the Mandatory Conversion Date, and to the right of the Company to call the shares of PRIDES, at the Company's option, for redemption. The Depositary Shares are subject to mandatory conversion or call upon substantially the same terms and conditions (including as to notice to the owners of Depositary Shares) as the shares of PRIDES, except that the number of shares of Class A Common Stock received upon mandatory conversion or redemption of each Depositary Share will be equal to one-hundredth of the number of shares of Class A Common Stock received upon mandatory conversion or redemption of each share of PRIDES.

  If fewer than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed shall be selected by lot or pro rata or by any other equitable method determined by the Depositary to be consistent with the method determined by the Board of Directors with respect to the shares of PRIDES. If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver to the holder of such Depositary Receipt upon its surrender to the Depositary, together with the redemption payment, a new Depositary Receipt evidencing the Depositary Shares evidenced by such prior Depositary Receipt and not called for redemption.

  Conversion at the Option of the Holder. As described under "Description of PRIDES--Conversion at the Option of the Holder," the shares of PRIDES may be converted, in whole or in part, into shares of Class A Common Stock at the option of the holders of shares of PRIDES at any time prior to the Mandatory Conversion Date, unless previously redeemed. The Depositary Shares may, at the option of holders thereof, be converted into shares of Class A Common Stock upon the same terms and conditions as the shares of PRIDES, except that the number of shares of Class A Common Stock received upon conversion of each Depositary Share will be equal to one-hundredth the number of shares of Class A Common Stock received upon conversion of each share of PRIDES. To effect such an optional conversion, a holder of Depositary Shares must deliver Depositary Receipts evidencing the Depositary Shares to be converted, together with a written notice of conversion and a proper assignment of the Depositary Receipts to the Company or in blank (and, if applicable, payment in cash of an amount equal to the dividend attributable to the current quarterly dividend period payable on such Depositary Shares), to the Depositary or its agent. Each optional conversion of Depositary Shares shall be deemed to have been effected immediately prior to the close of business on the date on which all of the foregoing requirements shall have been satisfied. The conversion shall be at the Optional Conversion Rate in effect at such time and on such date, adjusted to reflect the fact that the 100 Depositary Shares are the equivalent of one share of PRIDES.

  Shares of PRIDES may be converted in part so long as such shares are held by the Depositary pursuant to the Depositary Agreement. A share of PRIDES delivered upon surrender of Depositary Receipts may be converted in whole but not in part. If only a portion of the Depositary Shares evidenced by a Depositary Receipt is to be converted, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not converted. No fractional shares of Class A Common Stock will be issued upon conversion or redemption of Depositary Shares, and, if such conversion or redemption would otherwise result in a fractional share of Class A Common Stock being issued, an amount will be paid in cash as described in "Description of PRIDES--Fractional Shares" or as set forth in the Deposit Agreement.

  After the date fixed for conversion or redemption, the Depositary Shares so converted or called for redemption will no longer be deemed to be outstanding and all rights of the holders of such Depositary Shares will cease, except the right to receive the Class A Common Stock and amounts payable on such conversion or redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such conversion or redemption, upon surrender to the Depositary of the Depositary Receipt or Receipts evidencing such Depositary Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Depositary will distribute all cash dividends or other cash distributions in respect of the shares of PRIDES to the record holders of Depositary Shares in proportion, insofar as practicable, to the number of Depositary Shares owned by such holders.

  In the event of a distribution other than cash in respect of the shares of PRIDES, the Depositary will distribute property received by it to the record holders of Depositary Shares in proportion, insofar as practicable, to the number of Depositary Shares owned by such holders, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale (at public or private sale) of such property and distribution of the net proceeds from such sale to such holders.

  The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Depositary on account of taxes.

RECORD DATE

  Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the shares of PRIDES, or (ii) the Depositary shall receive notice of any meeting at which holders of shares of PRIDES are entitled to vote or of which holders of shares of PRIDES are entitled to notice, or of any election on the part of the Company to call for redemption any shares of PRIDES, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date for the shares of PRIDES) for the determination of the holders of Depositary Shares
(x) who shall be entitled to receive such dividend, distribution, rights, preferences, or privileges or the net proceeds of the sale thereof, (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or (z) who shall be subject to such redemption, subject to the provisions of the Deposit Agreement.

VOTING OF PRIDES

  Upon receipt of notice of any meeting at which holders of shares of PRIDES are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of Depositary Shares. Each record holder of Depositary Shares on the record date (which will be the same date as the record date for the shares of PRIDES) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of PRIDES represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of PRIDES represented by such Depositary Shares in accordance with such instructions, and the Company has agreed to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so.

  The Depositary will abstain from voting shares of PRIDES to the extent it does not receive specific written voting instructions from the holders of Depositary Shares representing such shares of PRIDES.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

  The form of Depositary Receipts and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment that imposes any fees, taxes or other charges payable by holders of Depositary Shares (other than taxes and other governmental charges, fees, and other expenses payable by such holders as stated under "Charges of Depositary"), or that otherwise prejudices any substantial existing right of holders of Depositary Shares, will not take effect as to outstanding Depositary Shares until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Shares. Every holder of Depositary Shares at the time any such amendment becomes effective shall be deemed to consent and agree to such amendment and to be bound by the Deposit Agreement, as so amended. In no event may any amendment impair the right of any owner of Depositary Shares, subject to the conditions specified in the Deposit Agreement, upon surrender of the Depositary Receipts evidencing such Depositary Shares, to receive shares of PRIDES or, upon conversion of the shares of PRIDES, an interest in which is represented by the Depositary Shares, to receive shares of Class A Common Stock, and in each case any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law.

  Whenever so directed by the Company, the Depositary will terminate the Deposit Agreement after mailing notice of such termination to the record holders of all Depositary Shares then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Depositary Agreement if at any time 45 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Shares remain outstanding after the date of termination, the Depositary thereafter will discontinue the transfer of Depositary Shares, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Depositary will continue (i) to collect dividends on the shares of PRIDES and any other distributions with respect thereto and (ii) to deliver the shares of PRIDES together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges, or other property, without liability for interest thereon, in exchange for Depositary Shares surrendered. At any time after the expiration of two years from the date of termination, the Depositary may sell the shares of PRIDES then held by it at public or private sale, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Shares which have not been surrendered. The Company does not intend to terminate the Deposit Agreement or to permit the resignation of the Depositary without appointing a successor depositary. In the event the Deposit Agreement is terminated (whether by the Company or by the Depositary) and a sufficient number of shares of PRIDES remain outstanding, the Company will use its best efforts to cause the shares of PRIDES to be split 100 to 1 (so that each Depositary Share then represents one share of PRIDES) and to have the shares of PRIDES included for quotation on the Nasdaq National Market (unless the holders of a majority of the outstanding shares of PRIDES shall consent to the Company not effecting such listing).

CHARGES OF DEPOSITARY

  The Company will pay all charges of the Depositary, including charges in connection with the initial deposit of the shares of PRIDES, the initial execution and delivery of the Depositary Receipts, the distribution of information to the holders of Depositary Shares with respect to matters on which shares of PRIDES are entitled to vote, withdrawals of the shares of PRIDES by the holders of Depositary Shares, or redemption or conversion of the shares of PRIDES, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are provided in the Deposit Agreement to be at the expenses of holders of Depositary Shares or persons depositing shares of PRIDES.

GENERAL

  The Depositary will make available for inspection by holders of Depositary Receipts at its Corporate Office any reports and communications from the Company that are delivered to the Depositary and made generally available to the holders of the shares of PRIDES.

  Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control from or in performing its obligations under the Deposit Agreement.

                       FEDERAL INCOME TAX CONSIDERATIONS

  The Company has received an opinion from its counsel, Baker & Botts, L.L.P., which addresses certain federal income tax considerations described below of the purchase, ownership, and disposition of the Depositary Shares (relating to the shares of PRIDES). A copy of that opinion is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the following summary of such tax consequences is qualified in its entirety by reference thereto, including the assumptions set forth therein. The Company does not intend to seek a ruling from the Internal Revenue Service (the "IRS") with respect to any of these tax consequences. The summary is presented for informational purposes only and is primarily directed to investors who are citizens or residents of the United States or that are U.S. corporations. State, local and foreign tax consequences, tax consequences to special classes of investors, including tax-exempt organizations, insurance companies, banks, or dealers in securities, and tax consequences applicable to Depositary Shares where the right to receive dividends has been stripped from the underlying security have not been summarized. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to taxpayers who will hold Depositary Shares or Class A Common Stock received upon conversion or redemption of Depositary Shares as "capital assets" within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The summary is based upon current law, applicable Treasury Regulations, judicial authority, and current administrative rulings and practice, including certain amendments to the Code, which have not yet been subject to definitive interpretation by the IRS or the courts. There can be no assurance that future changes in applicable law or administrative and judicial interpretations thereof will not adversely affect the tax consequences summarized herein or that there will not be differences of opinion as to the interpretation of applicable law. Each potential investor should consult with its own tax advisor before determining whether to purchase Depositary Shares.

DIVIDENDS

  Dividends paid on Depositary Shares will be taxable as ordinary income to the extent of the Company's current or accumulated earnings and profits. Dividends received not out of such earnings and profits will first be treated as a return of capital and will reduce a holder of Depositary Shares' adjusted tax basis in its Depositary Shares. Such dividends received by any holder of Depositary Shares in excess of its tax basis are generally treated as capital gains.

  Dividends received by U.S. corporations out of such earnings and profits will generally qualify for the 70 percent dividends-received deduction, so long as the holder has held its Depositary Shares for a sufficient time (generally more than 45 days) and the Depositary Shares were not acquired with borrowed funds directly attributable to the Depositary Shares under Section 246A of the Code. Where the dividends-received deduction is available, a portion of the amount deducted will have to be included by a corporation in computing its possible liability for alternative minimum tax.

  Under certain circumstances, a corporation that receives an "extraordinary dividend," as defined in Section 1059 of the Code, is required to reduce its stock basis by the non-taxed portion of such dividend (generally, the portion claimed as a dividends-received deduction). Quarterly dividends not in arrears paid to an original holder of Depositary Shares generally will not constitute extraordinary dividends under Section 1059(c). Under a special rule in Section 1059(f), any dividend with respect to "disqualified preferred stock" is treated as an extraordinary dividend; however, while the issue is not free from doubt due to the lack of authority directly on point, the Depositary Shares should not constitute "disqualified preferred stock."

CONVERSION INTO CLASS A COMMON STOCK

  As a general rule, no gain or loss will be recognized by a holder on the conversion of Depositary Shares into shares of Class A Common Stock if no cash is received. Dividend income may be recognized, however, to the extent cash is received in payment of dividends in arrears. In addition, gain or loss may be recognized upon the receipt by a holder of cash in lieu of a fractional share of Class A Common Stock.

  The tax basis of the shares of Class A Common Stock received upon conversion will generally be equal to the tax basis of the Depositary Shares converted (adjusted to reflect any income or gain recognized on the conversion). The holding period of the shares of such Class A Common Stock will generally include the holding period of the Depositary Shares converted.

CALL OR CONVERSION PREMIUM

  Under certain circumstances, Section 305 of the Code requires that any excess of the redemption price of preferred stock over its issue price is includable in income, before receipt, as a constructive dividend. While the issue is not free from doubt due to a lack of authority directly on point, a holder of Depositary Shares should not be required to include any call or conversion premium in income as a redemption premium under Section 305 of the Code.

ADJUSTMENT OF CONVERSION RATE

  Certain adjustments (or failures to make adjustments) to the conversion rate, based on the Company's issuance of certain rights, warrants, options, evidences of its indebtedness, securities, or other assets to holders of its Class A Common Stock, which have the effect of increasing the proportionate interest of a holder of Depositary Shares in the Company's assets or earnings and profits, may result in constructive distributions taxable as dividends to such holder, which may constitute (and cause other dividends to constitute) extraordinary dividends to corporate holders.

BACKUP WITHHOLDING

  Certain noncorporate U.S. holders may be subject to backup withholding at a rate of 31 percent on dividends and certain consideration received upon the call or conversion of the Depositary Shares. Generally, backup withholding applies only when the taxpayer fails to furnish or certify a proper Taxpayer Identification Number or when the taxpayer is notified by the IRS that the taxpayer has failed to report payments of interest and dividends properly. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

NON-U.S. HOLDERS

 General

  The following is a general discussion of certain United States Federal tax consequences of the acquisition and ownership of Depositary Shares or Class A Common Stock by a person that, for United States Federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust or a foreign partnership (collectively referred to hereafter as a "non-U.S. holder"). The discussion does not consider the particular facts and circumstances of each non-U.S. holder's situation. Each non-U.S. holder is urged to consult its own tax advisor with respect to the United States Federal tax consequences of holding and disposing of Depositary Shares or Class A Common Stock, as well as any tax consequences arising under the laws of any state, municipality or other taxing jurisdiction.

 United States Federal Taxes

  Dividends. Dividends paid to a non-U.S. holder of Depositary Shares or Class A Common Stock that are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States will be subject to United States Federal income tax, which will be imposed and withheld at the rate of 30 percent of the amount of the dividend, unless the rate is reduced by any applicable income tax treaty. Certain certification and disclosure requirements must be complied with in order to claim treaty benefits. Dividends paid to a non-U.S. holder of Depositary Shares or Class A Common Stock that are effectively connected with the conduct by the holder of trade or business in the United States are taxed at the graduated rates that are applicable to U.S. citizens, resident aliens, and domestic corporations and, in the case of a non-U.S. holder which is a corporation, may be subject to the branch profits tax. The Company does not anticipate paying cash dividends on its Class A Common Stock in the foreseeable future. See "Price Range of Class A Common Stock and Dividends."

  Gain on Disposition of Depositary Shares or Class A Common Stock. Non-U.S. holders may be subject to United States Federal income and/or withholding tax in respect of gain recognized on a disposition, redemption or conversion of Depositary Shares or Class A Common Stock if the Depositary Shares or Class A Common Stock, as the case may be, is characterized as a "United States real property interest" (as described below). Under the Foreign Investment in Real Property Tax Act of 1980, a non-U.S. holder who disposes of a United States real property interest is generally required to recognize gain or loss taxable at regular United States Federal income tax rates and any person who acquires such an interest from a non-U.S. holder must deduct and withhold an amount equal to 10 percent of the amount realized by the non-U.S. holder.

  A "United States real property interest" includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specific procedures that the corporation is not, and was not during the preceding five years, a "United States real property holding corporation." The Company believes that at the date hereof it is not, and anticipates that in the future it will not become, a United States real property holding corporation. Nevertheless, the Company owns substantial real property interests and it is possible that the Company is or could become a United States real property holding corporation.

  Even if the Company were or became a United States real property holding corporation, gain realized on disposition of Depositary Shares or Class A Common Stock by a non-U.S. holder who does not beneficially own (actually or constructively) more than 5% of the Depositary Shares or Class A Common Stock (as the case may be) should not be subject to United States Federal income and/or withholding tax at the time of disposition if the Depositary Shares or Class A Common Stock are then "regularly traded" on an established securities market in the United States. Since the Depositary Shares and Class A Common Stock will be traded on the Nasdaq National Market and will be regularly quoted by brokers and dealers, the Depositary Shares and Class A Common Stock should be considered to be "regularly traded" on an established securities market. However, it is possible to read the applicable Temporary Treasury Regulations to provide that neither the Depositary Shares will be "regularly traded" because at least initially and for some time to come 50% or more of the outstanding Depositary Shares will be owned by 100 or fewer persons. Because the language of the Temporary Treasury Regulations is ambiguous and even contradictory, no assurance can be given that such reading would not ultimately be determined to be correct.

  Whether or not the Depositary Shares or Class A Common Stock are regularly traded on an established securities market in the United States, if the Company were or became a United States real property holding corporation, a non-U.S. holder who beneficially owns (or at any time during the five years ending on the date of the sale or disposition of Depositary Shares or Class A Common Stock owned), actually or constructively, more than 5% of the Depositary Shares or Class A Common Stock (as the case may be) will be subject to United States Federal income and/or withholding tax on the gain on such disposition.

  If the Depositary Shares and Class A Common Stock are not treated as United States real property interests, non-U.S. holders generally will not be subject to United States Federal income or withholding tax in respect of gain recognized on a disposition of Depositary Shares or Class A Common Stock unless: (a) the gain from the disposition is effectively connected with a trade or business of the non-U.S. holder in the United States, (b) in the case of a non-U.S. holder who is an individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year in which such disposition of the Depositary Shares or Class A Common Stock takes place and either (i) such gain is attributable to a United States office or other fixed place of business of the non-U.S. holder or (ii) such non-U.S. holder has a "tax home" (as defined in the Code) in the United States or (c) the non-U.S. holder previously expatriated from the United States and certain Code provisions apply. In general, however, a non-U.S. holder who is an individual and is present in the U.S. for 183 or more days in a taxable year will, in most circumstances, be treated as resident alien and , if so treated, will be subject to U.S. income tax on his or her worldwide income without regard to the foregoing discussion.

  Estate Taxes. If any individual non-U.S. holder owns, or is treated as owning, Depositary Shares or Class A Common Stock at the time of death, such Depositary Shares or Class A Common Stock would be subject to United States Federal estate tax imposed on the estates of nonresident aliens, in the absence of contrary provisions contained in any applicable estate tax treaty.

 Information Reporting and Backup Withholding

  Generally, dividends paid to non-U.S. holders that are subject to the 30 percent or reduced treaty rate of withholding tax previously discussed or are not subject to such tax because a valid treaty applies that reduces or eliminates such tax will be exempt from United States backup withholding tax. Otherwise backup withholding of United States Federal income tax at a rate of 31 percent may apply to dividends paid with respect to the Depositary Shares and Class A Common Stock to holders that are not "exempt recipients" and that fail to provide certain information regarding the holder's foreign status in the manner required by the Code and applicable U.S. Treasury Department regulations.

  Pending the issuance of further regulations by the U.S. Treasury Department, non-U.S. holders will not be subject to backup withholding with respect to payments of the proceeds of a sale of Depositary Shares or Class A Common Stock outside the United States through a foreign office of a broker. The sale, however, is subject to information reporting to the IRS if (i) the transaction is effected through a foreign office of a broker that is a U.S. person, a controlled foreign corporation within the meaning of Section 957(a) of the Code, or a broker 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the foreign broker had been in existence) was effectively connected with the conduct of a trade or business within the United Sates, and (ii) the non-U.S. holder fails to supply documentary evidence of foreign status or otherwise establish an exemption. Payments to a non-U.S. holder by a U.S. broker or a United States office of a foreign broker in the United States of the proceeds of sale of Depositary Shares and Class A Common Stock are subject to both information reporting and possible backup withholding unless the holder certifies its non-U.S. status in accordance with applicable certification procedures or otherwise establishes an exception.

  Any amounts withheld from a payment to a non-U.S. holder under the backup withholding provisions would be refunded (or credited against that non-U.S. holder's United States Federal income tax liability, if any), provided that the required information is furnished to the IRS.

  Under proposed regulations issued by the U.S. Treasury Department in September 1990, a payment of the proceeds of a sale of Depositary Shares or Class A Common Stock through a foreign office of a broker that is subject to information reporting would be subject to backup withholding if the payor has actual knowledge that the payee is a United States person. As proposed, the regulation would be effective for sales or exchanges made after December 31, 1983.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") between the Company and each of the Underwriters named below (the "Underwriters") for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), CS First Boston Corporation and Morgan Stanley & Co. Incorporated are acting as representatives (the "Representatives"),the Company has agreed to sell to the Underwriters, and each of the Underwriters severally has agreed to purchase from the Company, the number of Depositary Shares set forth opposite each Underwriter's name.

                                                                   NUMBER OF
           UNDERWRITER                                         DEPOSITARY SHARES
           -----------                                         -----------------
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated..................................
      CS First Boston Corporation............................
      Morgan Stanley & Co. Incorporated......................
                                                                  ----------
           Total.............................................     22,000,000
                                                                  ==========

  In the Purchase Agreement, the Underwriters severally have agreed, subject to the terms and conditions set forth therein, to purchase all of the Depositary Shares being sold pursuant to the Purchase Agreement if any of the Depositary Shares being sold pursuant to the Purchase Agreement are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased.

  The Representatives have advised the Company that they propose initially to offer the Depositary Shares to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price
less a concession not in excess of $         per Depositary Share. The
Underwriters may allow, and such dealers may reallow, a discount not in excess
of $    per Depositary Share on sales to certain other dealers. After the initial public offering, the public offering price, concession, and discount may be changed.

  The Company has granted to the Underwriters an option, exercisable for 30 days following the date of this Prospectus, to purchase up to 3,300,000 Depositary Shares at the price to the public set forth on the cover page of this Prospectus less the underwriting discount. The Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of Depositary Shares offered hereby. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase the same percentage of such Depositary Shares as the number of Depositary Shares to be purchased by such Underwriter shown in the foregoing table bears to the total number of Depositary Shares initially offered hereby.

  The Company has agreed, for a period of 90 days after the date of this Prospectus, to not, without the prior consent of Merrill Lynch, directly or indirectly, sell, offer to sell or grant any option for the sale of, any shares of the capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company other than to the Underwriters pursuant to the Purchase Agreement, subject to certain exceptions set forth in the Purchase Agreement, and other than shares of Class A Common Stock or options for shares of Class A Common Stock issued pursuant to or sold in connection with qualified employee benefit, dividend reinvestment and stock option and stock purchase plans and shares of Class A Common Stock issuable upon conversion of securities or exercise of stock options.

  In connection with this offering, certain Underwriters or their respective affiliates who are qualified market makers on the Nasdaq National Market may engage in "passive market making" in the Class A Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act. Rule 10b-6A permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6A prohibits underwriters and selling group members engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on Nasdaq by a market maker that is not participating in the distribution. Under Rule 10b-6A, each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of filing of the registration statement under the Securities Act pertaining to the security to be distributed.

  Prior to this offering there has been no public market for the Depositary Shares. The initial public offering price for the Depositary Shares was determined in negotiations among the Company and the Underwriters. In determining the terms of the Depositary Shares, including the initial public offering price, the Company and the Underwriters considered the market price of the Company's Class A Common Stock and also took cognizance of the Company's recent results of operations, the future prospects of the Company and the industry in general, market prices and terms of, and yields on, securities of other companies considered to be comparable to the Company and prevailing conditions in the securities market. There can be no assurance that an active trading market will develop for the Depositary Shares or that the Depositary Shares will trade in the public market subsequent to the offering at or above the initial public offering price.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

  Each of the Representatives and certain of the Underwriters have provided various investment banking services to the Company and certain of its subsidiaries. Mr. Charles A. Lewis, a Vice Chairman, Investment Banking, of Merrill Lynch beneficially owns 233,688 shares of Class A Common Stock and 2,996 shares of Class B Preferred Stock.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Depositary Shares and the shares of PRIDES offered hereby will be passed upon for the Company by Baker & Botts, L.L.P., New York, New York. Mr. Jerome H. Kern, a partner of Baker & Botts, L.L.P., is a director of the Company. Mr. Kern holds options to purchase shares of Class A Common Stock. The validity of the Depositary Shares and the shares of PRIDES offered hereby will be passed upon for the Underwriters by Brown & Wood, New York, New York.

                                    EXPERTS

  The consolidated balance sheets of TCI Communications, Inc. (formerly Tele-Communications, Inc.) and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, and the related financial statement schedules, which appear in the December 31, 1993 Annual Report on Form 10-K, as amended, of TCI Communications, Inc., have been incorporated by reference herein in reliance upon the reports, dated March 21, 1994, of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for income taxes in 1993.

  The consolidated balance sheets of Liberty Media Corporation and subsidiaries (Successor) as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1993 and 1992 and the period from April 1, 1991 to December 31, 1991 (Successor Periods) and the consolidated statements of operations, stockholders' equity, and cash flows of "Liberty Media" (a combination of certain programming interests and cable television assets of TCI Communications, Inc. (formerly Tele-Communications, Inc.)) (Predecessor) for the period from January 1, 1991 to March 31, 1991 (Predecessor Period), which appear in the Form 8-K of TCI Communications, Inc. dated April 6, 1994, have been incorporated by reference herein in reliance upon the report, dated March 18, 1994, of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for income taxes in 1993.

  The financial statements of TeleCable Corporation as of December 31, 1993 and 1992 and for each of the two years in the period ended December 31, 1993, incorporated herein by reference to TCI Communications, Inc.'s Current Report on Form 8-K dated August 26, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended, in connection with this offering. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements, information statements and other information with the Commission. Such reports, proxy statements, information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at 7 World Trade Center, Suite 1300, New York, New York 10048; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REP-RESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION IN SUCH JURIS-DICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Incorporation of Documents By Reference....................................   2
Summary....................................................................   3
Certain Considerations.....................................................   7
The Company................................................................   9
Recent Developments........................................................  10
Use of Proceeds............................................................  11
Capitalization.............................................................  11
Selected Historical and Pro Forma Financial Information....................  12
Price Range of Class A Common Stock and Dividends..........................  13
Description of Capital Stock...............................................  14
Description of PRIDES......................................................  15
Description of Depositary Shares...........................................  23
Federal Income Tax Considerations..........................................  27
Underwriting...............................................................  31
Legal Matters..............................................................  32
Experts....................................................................  32
Available Information......................................................  33


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                         22,000,000 DEPOSITARY SHARES

                           TELE-COMMUNICATIONS, INC.

                                     LOGO

           EACH REPRESENTING A ONE-HUNDREDTH INTEREST IN A SHARE OF
                                   % PRIDES SM

                     CONVERTIBLE PREFERRED STOCK, SERIES F


                               ----------------

                                  PROSPECTUS

                               ----------------

                              MERRILL LYNCH & CO.

                                CS FIRST BOSTON

                             MORGAN STANLEY & CO.
                                 INCORPORATED

                               NOVEMBER   , 1994

                  SMSERVICE MARK OF MERRILL LYNCH & CO., INC.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Expenses to be borne by the Company in connection with the issuance and distribution of the Depositary Shares are set forth below.

      Registration Fee................................................ $198,276
      Nasdaq Filing Fee............................................... $ 60,300
      NASD Filing Fee................................................. $ 30,500
      Blue Sky Fees and Expenses (including counsel fees)*............ $ 15,000
      Legal Fees and Expenses*........................................ $100,000
      Accounting Fees and Expenses*................................... $ 25,000
      Printing Fees and Expenses*..................................... $130,000
      Depositary Fees*................................................ $  5,000
      Miscellaneous*.................................................. $ 25,924
                                                                       --------
          Total....................................................... $590,000
                                                                       ========

- --------
   * Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

  Section 102(b)(7) of the Delaware General Corporation Law provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

  Article V, Section E of the Company's Restated Certificate of Incorporation provides as follows:

    1. Limitation on Liability.

      To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

    2. Indemnification.

      (a) Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

      (b) Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

      (c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

      (d) Non-Exclusivity of Rights. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may [have] or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

      (e) Other Indemnification. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

  Article II, Section 2.9 of the Company's Bylaws also contains an indemnity provision, requiring the Company to indemnify members of the Board of Directors and officers of the Company and their respective heirs, personal representatives and successors in interest for or on account of any action performed on behalf of the Corporation, to the fullest extent provided by the Delaware corporation laws and the Company's Restated Certificate of Incorporation.

  The Company has also entered into indemnification agreements with each of its directors (each director, an "indemnitee"). The indemnification agreements provide (i) for the prompt indemnification to the fullest extent permitted by law against any and all expenses, including attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal), or in preparing for ("Expenses"), any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation ("Claim"), related to the fact that such indemnitee is or was a director, officer, employee, agent or fiduciary of the Company or is or was serving at the Company's request as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by a director or officer in any such capacity, and against any and all judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) of any Claim, unless the Reviewing Party (one or more members of the Board of Directors or other person appointed by the Board of Directors, who is not a party to the particular claim, or independent legal counsel) determines that such indemnification is not permitted under applicable law and (ii) for the prompt advancement of Expenses, and for reimbursement to the Company if the Reviewing Party determines that such indemnitee is not entitled to such indemnification under applicable law. In addition, the indemnification agreements provide (i) a mechanism through which an indemnitee may seek court relief in the event the Reviewing Party determines that the indemnitee would not be permitted to be indemnified under applicable law (and therefore is not entitled to indemnification or expense advancement under the indemnification agreement) and
(ii) indemnification against all expenses (including attorneys' fees), and advancement thereof if requested, incurred by the indemnitee in seeking to collect an indemnity claim or advancement of expenses from the Company or incurred in seeking to recover under a directors' and officers' liability insurance policy, regardless of whether successful or not. Furthermore, the indemnification agreements provide that after there has been a "change in control" in the Company (as defined in the indemnification agreements), other than a change in control approved by a majority of directors who were directors prior to such change, then, with respect to all determinations regarding a right to indemnity and the right to advancement of Expenses, the Company will seek legal advice only from independent legal counsel selected by the indemnitee and approved by the Company.

  The indemnification agreements impose upon the Company the burden of proving that an indemnitee is not entitled to indemnification in any particular case and negate certain presumptions that may otherwise be drawn against an indemnitee seeking indemnification in connection with the termination of actions in certain circumstances. Indemnitees' rights under the indemnification agreements are not exclusive of any other rights they may have under Delaware law, the Company's Bylaws or otherwise. Although not requiring the maintenance of directors' and officers' liability insurance, the indemnification agreements require that indemnitees be provided with the maximum coverage available for any Company director or officer if there is such a policy.

  The Company may purchase liability insurance policies covering its directors and officers.

  ITEM 16. EXHIBITS.


      1        Form of Purchase Agreement.*
      3.1      Registrant's Restated Certificate of Incorporation, as
               amended.
      4.1      Form of Certificate of Designations for   % PRIDES, Con-
               vertible Preferred Stock, Series F.
      4.2      Form of Deposit Agreement including form of Depositary Re-
               ceipt.
      5        Opinion of Baker & Botts, L.L.P., Counsel to Registrant.*
      8        Tax Opinion of Baker & Botts, L.L.P.*
     12.1      Calculation of Ratios of Earnings to Combined Fixed
               Charges and Preferred Stock Dividends.
     23.1      Consent of KPMG Peat Marwick LLP.


     23.2      Consent of KPMG Peat Marwick LLP.
     23.3      Consent of Price Waterhouse LLP.
     23.4      Consent of Baker & Botts, L.L.P. (included in Exhibit 5).
     24        Powers of Attorney (included on page II-6).

- --------
* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF GREENWOOD VILLAGE, STATE OF COLORADO, ON OCTOBER 31, 1994.

                                          Tele-Communications, Inc.

                                               /s/ Stephen M. Brett
                                          By: _________________________________
                                             Name: Stephen M. Brett
                                             Title:Executive Vice President

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS STEPHEN M. BRETT, ESQ., AND ELIZABETH M. MARKOWSKI, ESQ., AND EACH OF THEM, HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS WITH FULL POWER OF SUBSTITUTION AND RE-SUBSTITUTION FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY OR ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS AND EACH OF THEM FULL POWER AND AUTHORITY, TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE OR NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, TO ALL INTENTS AND PURPOSES AND AS FULLY AS THEY MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR THEIR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


          /s/ Bob Magness            Chairman of the Board and      October 31, 1994
____________________________________   Director
           (Bob Magness)

         /s/ John C. Malone          President and Director         October 31, 1994
____________________________________   (Principal Executive
          (John C. Malone)             Officer)

        /s/ Donne F. Fisher          Executive Vice President and   October 31, 1994
____________________________________   Director (Principal
         (Donne F. Fisher)             Financial and Accounting
                                       Officer)

        /s/ John W. Gallivan         Director                       October 31, 1994
____________________________________
         (John W. Gallivan)

          /s/ Kim Magness            Director                       October 31, 1994
____________________________________
           (Kim Magness)

                                     Director
____________________________________
         (Robert A. Naify)

         /s/ Jerome H. Kern          Director                       October 31, 1994
____________________________________
          (Jerome H. Kern)

                                     Director
____________________________________
           (Tony Coelho)

                                     Director
____________________________________
           (R. E. Turner)


                                 EXHIBIT INDEX

                                                                     SEQUENTIAL
 EXHIBITS                                                             PAGE NO.
 --------                                                            ----------
  1       Form of Purchase Agreement.*
  3.1     Registrant's Restated Certificate of Incorporation, as
          amended.
  4.1     Form of Certificate of Designations for   % PRIDES, Con-
          vertible Preferred Stock, Series F.
  4.2     Form of Deposit Agreement including form of Depositary
          Receipt.
  5       Opinion of Baker & Botts, L.L.P., Counsel to Regis-
          trant.*
  8       Tax Opinion of Baker & Botts, L.L.P.*
 12.1     Calculation of Ratios of Earnings to Combined Fixed
          Charges and Preferred Stock Dividends.
 23.1     Consent of KPMG Peat Marwick LLP.
 23.2     Consent of KPMG Peat Marwick LLP.
 23.3     Consent of Price Waterhouse LLP.
 23.4     Consent of Baker & Botts, L.L.P. (included in Exhibit 5).
 24       Powers of Attorney (included on page II-6).

- --------
* To be filed by amendment.